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                   SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.   20549

                           -------------------

                                FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

    Date of report (Date of earliest event reported) November 7, 1996 (October 17, 1996)



                          GLIMCHER REALTY TRUST
           (Exact Name of Registrant as Specified in Charter)


Maryland                          1-12482            31-1390518
(State or Other Jurisdiction   (Commission       (IRS Employer
    of Incorporation)           File Number)  Identification No.)



     20 South Third Street, Columbus, Ohio            43215
    (Address of Principal Executive Offices)       (Zip Code)


Registrant's telephone number, including area code (614) 621-9000



      (Former Name or Former Address, if Changed Since Last Report)






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
Item 2.   Acquisition or Disposition of Assets.

      On October 17, 1996, Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership") of which Glimcher Realty Trust (the "Company") owns, directly or indirectly, an aggregate of an 89.4% interest as a limited partner and as the sole stockholder of the corporate general partner of the Operating Partnership, acquired 22 community shopping centers from Retail Property Investors, Inc. The 22 Wal-mart anchored properties (the "Properties") are located in nine central and eastern states and contain an aggregate of approximately 4.4 million square feet of retail space. The purchase price of the Properties was $197 million, which was the estimated value of the Properties and was paid (i) by the assumption by the Operating Partnership of debt of approximately $117.1 million secured by first mortgage liens on 16 of the Properties having a weighted average effective interest rate of approximately 8.4% with debt maturities of 6.0% in 1997, 30.0% in 1999, 35.0% in 2000 and 29.0% between 2001 and
2010, and (ii) approximately $79.9 million in cash. The cash portion of the purchase price was obtained by the Company by borrowing (i) approximately $34.4 million from The Huntington National Bank and Key Bank pursuant to a loan which is secured by first mortgage liens on six of the Properties and matures on October 17, 1997, unless the Operating Partnership elects to exercise its option to renew such financing for an additional year, and pursuant to which interest is payable at the rate of LIBOR plus 175 basis points, and (ii) approximately $45.5 million under the Operating Partnership's credit facility with The Huntington National Bank and Key Bank, as agents, which currently bears interest at a rate of LIBOR plus 175 basis points per annum. Additional information regarding the Properties is set forth below.

                                             Year    Square
Property              Location               Built   Footage   Occupancy
-----------           ----------             -----   -------   ---------
Applewood Village     Fremont, Ohio          1989    140,039    49.4%

Artesian Square       Martinsville, Indiana  1989    177,428    98.0%

Audubon Village       Henderson, Kentucky    1989    124,592    91.2%

Aviation Plaza        Oshkosh, Wisconsin     1989    174,715    98.3%

Barren River Plaza    Glascow, Kentucky      1990    234,795    99.4%

College Plaza         Bluefield, Virginia    1992    178,431   100.0%

Cross Creek Plaza     Beaufort,
                      South Carolina         1989    237,765    96.4%

Crossing Meadows      Onalaska, Wisconsin    1990    233,984   100.0%

Crossroads Centre     Knoxville, Tennessee   1989    242,230    98.4%

Cumberland Crossing   LaFollete, Tennessee   1990    144,734   100.0%

Cypress Bay Plaza     Morehead City,
                        North Carolina       1989    259,558    96.9%

East Pointe Plaza     Columbia,
                        South Carolina       1989    279,261    99.1%

                      Year                   Square
Property              Location               Built   Footage   Occupancy
---------             --------               ------  -------   ---------
Franklin Square       Spartanburg,
                      South Carolina         1987    237,062   100.0%

Lexington Parkway     Lexington,
Plaza                 North Carolina         1990    210,190    96.2%

Logan Plaza           Russellville, Kentucky 1988    114,748    96.3%

Marion Towne Center   Marion, South Carolina 1992    156,543    95.7%

Piedmont Plaza        Greenwood,
                        South Carolina       1989    249,052    99.4%

Roane County Plaza    Rockwood, Tennessee    1990    160,198   100.0%

Southside Plaza       Sanford,
                        North Carolina       1991    172,293   100.0%

Sycamore Square       Ashland City,
                      Tennessee              1988     93,304    89.2%

Village Plaza         Augusta, Georgia       1988    490,970    99.7%

Walterboro            Walterboro,
                       South Carolina        1989    132,130    97.0%
                                                   4,444,022
                                                   =========

Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

     (a) and (b)      Financial Statements of Businesses Acquired and
                      Pro Forma Financial Information.

               The purchase price of the Properties exceeds ten percent (10%) of the assets of the Company. Audited financial statements relative to the Properties and pro forma condensed financial information reflecting the acquisition of the Properties will be filed by the Company under cover of Form 8-K/A as soon as practicable, but not later than December 16, 1996.

     (c)  Exhibits.

          10 Purchase and Sale Agreement by and among the Company and Retail Property Investors, Inc., PaineWebber Retail Property Investments, Ltd., PaineWebber Retail Property Investments Joint Venture, PaineWebber College Plaza, L.P., and PaineWebber Marion Towne, L.P., dated as of March 11, 1996, as amended.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 7, 1996

                                 GLIMCHER REALTY TRUST


                                 By: /s/ Terry Schreiner
                                     --------------------------
                                    Terry Schreiner,
                                    Senior Vice President and
                                    Chief Financial Officer

                          GLIMCHER REALTY TRUST
                            INDEX TO EXHIBITS



EXHIBIT                                                             PAGE

10 Purchase and Sale Agreement by and among the Company and Retail Property Investors, Inc., PaineWebber Retail Property Investments, Ltd., PaineWebber Retail Property Investments Joint Venture,
     PaineWebber College Plaza, L.P., and PaineWebber Marion Towne, L.P., dated as of March 11, 1996, as amended.








                       PURCHASE AND SALE AGREEMENT


                              BY AND AMONG


                   GLIMCHER REALTY TRUST, as Purchaser

                                   and

                    RETAIL PROPERTY INVESTORS, INC.,

             PAINEWEBBER RETAIL PROPERTY INVESTMENTS, LTD.,

         PAINEWEBBER RETAIL PROPERTY INVESTMENTS JOINT VENTURE,

                   PAINEWEBBER COLLEGE PLAZA, L.P. and

        PAINEWEBBER MARION TOWNE, L.P., collectively, as Sellers

                            TABLE OF CONTENTS


1.   Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

3.   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.1  Purchase Price.. . . . . . . . . . . . . . . . . . . . . . . .9
     3.2  Allocation of Purchase Price . . . . . . . . . . . . . . . . 10

4.   Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.1  Title Insurance. . . . . . . . . . . . . . . . . . . . . . . 10
     4.2  Other Information. . . . . . . . . . . . . . . . . . . . . . 10
     4.3  Surveys. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.4  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.5  Notice of Material Concern . . . . . . . . . . . . . . . . . 12
     4.6  Failure to Deliver Notice of Material Concern. . . . . . . . 13

5.   Deposit.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.1  Immediately Available Funds. . . . . . . . . . . . . . . . . 13
     5.2  Letter of Credit . . . . . . . . . . . . . . . . . . . . . . 13
     5.3  Failure to Make Deposit. . . . . . . . . . . . . . . . . . . 13

6.   Representations and Warranties of Sellers.. . . . . . . . . . . . 14
     6.1  Representations and Warranties . . . . . . . . . . . . . . . 14
     6.2  Survival of Representations and Warranties . . . . . . . . . 14
     6.3  Indemnification by PaineWebber . . . . . . . . . . . . . . . 14
     6.4  Limitations on Indemnification by PaineWebber. . . . . . . . 15
     6.5  Notice; Defense of Claims. . . . . . . . . . . . . . . . . . 15

7.   Representations and Warranties of Purchaser.. . . . . . . . . . . 16
     7.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.2  Due Authorization. . . . . . . . . . . . . . . . . . . . . . 16
     7.3  REIT Status. . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.4  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.5  Restoration of Properties. . . . . . . . . . . . . . . . . . 17
     7.6  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.7  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . 18

8.   Covenants of Purchaser and Sellers. . . . . . . . . . . . . . . . 18
     8.1  Sellers' Operation of the Properties . . . . . . . . . . . . 18
     8.2  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.3  Existing Indebtedness. . . . . . . . . . . . . . . . . . . . 20
     8.4  Sellers' Agreement Regarding Acquisition Proposals . . . . . 20
     8.5  Shareholder Meeting and Proxy. . . . . . . . . . . . . . . . 22
     8.6  Estoppel Certificates. . . . . . . . . . . . . . . . . . . . 23
     8.7  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.8  Confidentiality Agreement. . . . . . . . . . . . . . . . . . 24

9.   Escrow Closing, Deliveries, Disclaimer of Warranties. . . . . . . 24
     9.1  Escrow Closing . . . . . . . . . . . . . . . . . . . . . . . 24
     9.2  Sellers' Deliveries at the Escrow Closing. . . . . . . . . . 25
     9.3  Purchaser's Deliveries at the Escrow Closing . . . . . . . . 27
     9.4  Escrow.. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.5  Disclaimer of Warranties; Limitation of Liability. . . . . . 28

10.  Conditions to Obligations to Close into Escrow. . . . . . . . . . 28
     10.1 Conditions to Obligation of Purchaser. . . . . . . . . . . . 28
     10.2 Conditions to Obligations of Sellers . . . . . . . . . . . . 29
     10.3 Conditions to Release from Escrow. . . . . . . . . . . . . . 30

11.  Defaults and Remedies . . . . . . . . . . . . . . . . . . . . . . 31
     11.1 Sellers' Default . . . . . . . . . . . . . . . . . . . . . . 31
     11.2 Purchaser's Default. . . . . . . . . . . . . . . . . . . . . 31

12.  Termination and Effect of Termination . . . . . . . . . . . . . . 32
     12.1      Termination Prior to Escrow Closing . . . . . . . . . . 32
     12.2 Effect of Termination prior to Escrow Closing. . . . . . . . 33
     12.3 Termination After Escrow Closing . . . . . . . . . . . . . . 34
     12.4 Effect of Termination After Escrow Closing . . . . . . . . . 34
     12.5 Liquidated Damages . . . . . . . . . . . . . . . . . . . . . 36

13.  Prorations and Adjustments at Escrow Closing. . . . . . . . . . . 38
     13.1 Taxes and Assessments. . . . . . . . . . . . . . . . . . . . 38
     13.2 Rents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     13.3 Security Deposits. . . . . . . . . . . . . . . . . . . . . . 40
     13.4 Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . 40
     13.5 Other Income and Expenses. . . . . . . . . . . . . . . . . . 40
     13.6 Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . 40
     13.7 Payments during Escrow Period. . . . . . . . . . . . . . . . 40
     13.8 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     13.9 Post Closing Adjustment. . . . . . . . . . . . . . . . . . . 41

14.  Fees and Commissions. . . . . . . . . . . . . . . . . . . . . . . 41

15.  Survival of Provisions. . . . . . . . . . . . . . . . . . . . . . 42

16.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

17.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . 43

18.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . 43

19.  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . 43

20.  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . 43

21.  No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 44

22.  Deposit or Escrowed Purchase Price. . . . . . . . . . . . . . . . 44

23.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 44

24.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

25.  Regulatory Filings. . . . . . . . . . . . . . . . . . . . . . . . 45

26.  Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

27.  Liability of Sellers. . . . . . . . . . . . . . . . . . . . . . . 46

EXHIBITS
--------
EXHIBIT A-1    -    List of Improvements
EXHIBIT A-2    -    Legal Description of Tracts
EXHIBIT B      -    Form of Letter of Credit
EXHIBIT C      -    Deposit Escrow Agreement
EXHIBIT D      -    Closing Escrow Agreement
EXHIBIT E      -    Management Agreement
EXHIBIT F      -    Form of Purchaser's Tenant Estoppel Certificate

SCHEDULES
---------
SCHEDULE 2a    -    Assumed Indebtedness
SCHEDULE 2o(m) -    Option Parcel Reimbursement and Adjustment
SCHEDULE 2p    -    Prepaid Indebtedness
SCHEDULE 3.2   -    Allocation of Purchase Price
SCHEDULE 4.2   -    Locations; Index of Sellers' Supplemental Information
                    Deliveries
SCHEDULE 4.5   -    Known Conditions
SCHEDULE 6.1   -    Sellers' Representations and Warranties
SCHEDULE 6.7   -    Leases
SCHEDULE 6.8   -    Schedule of Tenant Defaults and Landlord Work
SCHEDULE 6.9   -    Initial Rent Rolls
SCHEDULE 6.10  -    Leasing Commissions
SCHEDULE 6.12  -    Service Contracts
SCHEDULE 6.17  -    Environmental Matters
SCHEDULE 6.18  -    Schedule of Insurance Coverages
SCHEDULE 6.19  -    Litigation
SCHEDULE 6.26  -    Material Guaranties and Warranties
SCHEDULE 6.27a  -   Existing Indebtedness Documents
SCHEDULE 6.27b  -   Outstanding Principal Balance
SCHEDULE 6.32  -    Option Agreements
SCHEDULE 8.2   -    Leasing Guidelines
SCHEDULE 8.3a  -    Assumed Indebtedness which may be modified
SCHEDULE 10.1  -    Estoppel Carve Out
SCHEDULE 24(a) -    Form of Initial RPI Press Release
SCHEDULE 24(b) -    Form of Initial Glimcher Press Release

                       PURCHASE AND SALE AGREEMENT


     This Agreement dated as of March ___, 1996 (this "Agreement") is by and among GLIMCHER REALTY TRUST, a Maryland real estate investment trust ("Purchaser"), RETAIL PROPERTY INVESTORS, INC., a Virginia corporation ("RPI"), PAINEWEBBER RETAIL PROPERTY INVESTMENTS, LTD., a Texas limited partnership ("PWRPI"), PAINEWEBBER RETAIL PROPERTY INVESTMENTS JOINT VENTURE, a Texas joint venture ("JV"), PAINEWEBBER COLLEGE PLAZA, L.P., a Texas limited partnership ("College"), and PAINEWEBBER MARION TOWNE, L.P., a Texas limited partnership ("Marion"). RPI, PWRPI, JV, College and Marion are referred to herein individually as "Seller" and collectively as "Sellers."

     1. Introduction. Sellers are the owners of the Properties, as hereinafter defined. Purchaser has responded to a request from Lehman, as hereinafter defined, for offers to acquire all of the real estate assets of Sellers. Purchaser has been selected as the entity with which Sellers will enter into a definitive purchase agreement. Sellers desire to enter into this Agreement to sell the Properties to Purchaser on the terms and conditions herein contained and Purchaser desires to enter into this Agreement to acquire the Properties from Sellers on the terms and conditions herein contained. Upon execution and delivery of this Agreement and making the Deposit, as hereinafter defined, the parties hereto shall each act in good faith and deal fairly with each other with respect to the matters contained in this Agreement.

     2. Definitions. In addition to other terms defined herein, the following terms have the following meanings when used in this Agreement:


          "Acquisition Proposal." "Acquisition Proposal" shall have the meaning set forth in Section 8.4(a).

          "Additional Rents." "Additional Rents" shall have the meaning set forth in Section 13.2.

          "Agreement." "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

          "Anchor Tenants." "Anchor Tenants" shall refer to any tenant under a Lease in any Project who rents and occupies at least 20,000 square feet of gross leasable area.

          "Assumed Indebtedness." "Assumed Indebtedness" shall refer to the then current outstanding principal balance of the indebtedness under those loans made to PWRPI, JV, College, Marion or RPI set forth on Schedule 2a attached hereto, as the same may be updated and amended pursuant to the terms and conditions of this Agreement.

          "Basic Rents." "Basic Rents" shall have the meaning set forth in Section 13.2.

          "Bear."  "Bear" shall refer to Bear Stearns & Co., Inc.

          "Business Day." "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in New York are not open for business.

          "Closing." "Closing" shall mean the adjustment of the Escrowed Purchase Price, the release to Sellers out of escrow of the Escrowed Purchase Price (as adjusted) and the delivery of the closing documents out of escrow as set forth in the Closing Escrow
     Agreement.

          "Closing Date." "Closing Date" shall mean the date on which the Escrowed Purchase Price is adjusted under Section 13.8 below and released out of escrow to Sellers and the closing documents are delivered as set forth in the Closing Escrow Agreement.

          "Closing Escrow Agent." "Closing Escrow Agent" shall mean Lawyers Title Insurance Corporation and any substitute or successor appointed under the terms and conditions of the Closing Escrow Agreement.

          "Closing Escrow Agreement." "Closing Escrow Agreement" shall have the meaning set forth in Section 9.1.

          "Code." "Code" shall refer to the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

          "College." "College" shall have the meaning set forth in the first paragraph of this Agreement.

          "Confidentiality Agreement." "Confidentiality Agreement" shall refer to the confidentiality agreement by and between RPI and Glimcher Properties Limited Partnership, dated May 11, 1995.

          "Deposit."  "Deposit" shall have the meaning set forth in
     Section 3.1.

          "Deposit Escrow Agent." "Deposit Escrow Agent" shall mean Lawyers Title Insurance Corporation and any substitute or successor appointed under the terms and conditions of the Deposit Escrow Agreement.

          "Deposit Escrow Agreement." "Deposit Escrow Agreement" shall have the meaning set forth in Section 5.1.

          "Effective Date." "Effective Date" of this Agreement shall mean the date first above written.

           "Escrow Closing." "Escrow Closing" shall have the meaning set forth in Section 9.1.

          "Escrow Closing Date." "Escrow Closing Date" shall have the meaning set forth in Section 9.1.

          "Escrowed Purchase Price." "Escrowed Purchase Price" shall have the meaning set forth in Section 3.1.

          "Estoppel Certificates." "Estoppel Certificates" shall have the meaning set forth in Section 8.6.

          "Exchange Act." "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

          "Existing Indebtedness." "Existing Indebtedness" shall mean the Prepaid Indebtedness and the Assumed Indebtedness.

          "Existing Indebtedness Documents." "Existing Indebtedness Documents" shall mean all instruments evidencing or securing
     Existing Indebtedness.

          "Final Rent Rolls." "Final Rent Rolls" shall have the meaning set forth in Section 9.2.

          "Improvements." "Improvements" shall refer to the shopping centers listed by name on Exhibit A-1 attached hereto. The Improvements are located on the Tracts.

          "Indemnification Cut-off Date." "Indemnification Cut-off Date" shall have the meaning set forth in Section 6.4.

          "Initial Rent Rolls." "Initial Rent Rolls" shall have the meaning set forth in Section 4.2.

          "IRS."  "IRS" shall have the meaning set forth in Section 12.5.

          "JV." "JV" shall have the meaning set forth in the first paragraph of this Agreement.

          "Leases." "Leases" shall mean all written leases (including amendments thereto) (i) referenced on Schedule 6.7, (ii) entered into pursuant to Section 8.2, and/or (iii) entered into pursuant to and in accordance with the terms and conditions contained in the Management Agreement.

          "Leasing Costs." "Leasing Costs" shall have the meaning set forth in Section 8.2.

          "Leasing Guidelines." "Leasing Guidelines" shall have the meaning set forth in Section 8.2.

          "Legal Counsel." "Legal Counsel" shall have the meaning set forth in Section 8.4.

          "Lehman."  "Lehman" shall refer to Lehman Brothers, Inc.

          "Liquidated Damage Amount." "Liquidated Damage Amount" shall have the meaning set forth in Section 12.5.

          "Management Agreement." "Management Agreement" shall refer to the Exclusive Commercial Property Management Agreement by and among Sellers, Purchaser and Manager in the form attached hereto as Exhibit E.

          "Manager." "Manager" shall refer to Purchaser's affiliate, Glimcher Properties Limited Partnership.

          "Marion." "Marion" shall have the meaning set forth in the first paragraph of this Agreement.

          "Material Concern." A "Material Concern" means a concern of Purchaser (other than any matter listed on Schedule 4.5 hereof) with regard to material engineering, structural, environmental and/or title matters concerning the Properties and/or material facts concerning the Assumed Indebtedness, the Leases, tenancies or rents and/or prepayment premiums on Prepaid Indebtedness.

          "Notice of Material Concern." "Notice of Material Concern" shall have the meaning set forth in Section 4.5.

          "Option Agreements." "Option Agreements" shall mean the agreements listed on Schedule 6.32.

          "Option Parcels." "Option Parcels" shall have the meaning set forth in clause (m) of the definition of Other Interests.

          "Other Interests." "Other Interests" shall mean the rights, title and interests of Sellers in and to the following:

               (a) Any catalogs, booklets, manuals, files, logs, records, correspondence, purchaser prospect lists, tenant lists, tenant prospect lists and other mailing lists, sales brochures and materials, leasing brochures and materials, advertisement materials and other items, including without limitation, title information, soil, engineering and environmental inspections, studies and reports, and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Projects;

               (b) Any name, trade name, trademark, service mark or logo (and all goodwill associated therewith) by which the Projects or any part thereof may be known or which may be used in connection with the Projects, and all other fictitious names used on the date hereof or which Sellers have the right to use in connection with the ownership, use, occupancy or operation of the Projects (collectively, "Names") together with all registrations, if any, for such Names;

               (c) All tenant security deposits held by Sellers and any bank or other depository accounts relating thereto, except to the extent that (i) the same have been forfeited or applied against rents prior to the Effective Date or (ii) the terms of the Lease in question require that such security deposit be applied against rents for a period following the date of this Agreement (but prior to the Escrow Closing), other than on account of the default of the tenant thereunder;

               (d) Any bond, guaranty, warranty or repair agreements existing and outstanding on the Effective Date (and any additional bond, guaranty, warranty or repair agreements existing and outstanding at the date of the Closing) concerning the Projects or any part thereof, including without limitation, any bond, guaranty or warranty (including, any fidelity bonds) relating to construction, use, maintenance, occupancy or operation of the Improvements and the Personalty;

               (e) Any licenses, permits, franchise approvals and certificates of any governmental authorities required or used in or relating to the ownership, use, maintenance, occupancy or operation of any part of the Projects;

               (f) Any surveys of, and plans or specifications relating to, the Projects;

               (g) Any unrecorded utility agreements including any deposits made thereunder;

               (h)  The Service Contracts (as hereinafter defined);

               (i)  The Leases;

               (j) Any unpaid awards for any taking by condemnation or any damage to the Projects by reason of a change of grade of any street or highway, or any award paid to any Seller and not used or applied by Sellers to the restoration of the Projects; provided, however, that in the event of a temporary taking occurring between the Effective Date and the Escrow Closing Date, the Other Interests shall not include that portion of the award for such taking which is attributable to the period prior to the Escrow Closing Date;

               (k) Any unpaid proceeds for any unrepaired damage to the Projects by reason of fire or other casualty occurring after the Effective Date, or any proceeds paid to Sellers in connection with any fire or other casualty occurring after the Effective Date and not used or applied by Sellers to the restoration of the Projects;

               (l)  Any development rights with respect to the Projects;
     and

               (m) Any options or expansion parcels which exist on the Closing Date, if any (the "Option Parcels"), subject to the adjustments and reimbursements described on Schedule 2o(m) attached hereto.

          "Outside Date." "Outside Date" shall mean October 31, 1996; provided, however, that Sellers and Purchaser may, by mutual agreement, extend the Outside Date to a date not later than December 31, 1996.

          "PaineWebber."  "PaineWebber" shall mean PaineWebber
     Incorporated.

          "Past Due Rent." "Past Due Rent" shall have the meaning set forth in Section 13.2.

          "Percentage Rents." "Percentage Rents" shall have the meaning set forth in Section 13.2.

          "Pearson." "Pearson" shall mean Pearson Partners, Inc.

          "Permitted Exceptions." "Permitted Exceptions" shall mean all liens and encumbrances and other matters of record or shown on the Survey (as hereinafter defined) for each Project as of the expiration of the Study Period, unless objected to by Purchaser in writing prior to the lapse of the Study Period pursuant to Section 4.5.

          "Personalty." "Personalty" shall mean the rights, title and interests of Sellers in and to all fixtures, machinery, equipment, furnishings, appliances, supplies, operational records and other personal property owned by any Seller and used in connection with the operation of a Project, including, without limitation, all fittings, heating, air cooling, air conditioning, freezing, lighting, laundry, incinerating, and power equipment and apparatus; all engines, pipes, pumps, tanks, motors, conduits, switch boards, plumbing, lifting, cleaning, fire prevention, fire extinguishing and refrigerating equipment and apparatus; all furnaces, oil burners or units thereof; all appliances, vacuum cleaning systems, awnings, screens, storm doors and windows, cabinets, partitions, ducts and compressors, furniture and furnishings, hot water heaters, garbage receptacles and containers above and below ground, janitorial supplies, landscaping, materials, lawn mowers, tools, vehicles and articles of a nature similar to the foregoing; and all future additions to or substitutions for the foregoing, or any part thereof, between the Effective Date and the Closing Date and all other personal property upon, on the Effective Date, or thereafter placed on any Project which is used in connection with the operation of such Project and owned by any Seller and all warranties and guarantees to and right of action of Sellers therefor, if any.

          "Prepaid Indebtedness." "Prepaid Indebtedness" shall refer to the then current outstanding principal balance of the indebtedness under those loans made to PWRPI, JV, College, Marion or RPI set forth on Schedule 2p attached hereto, as the same may be updated and amended pursuant to the terms and conditions of this Agreement.

          "Projects." "Projects" refers to the Tracts and the Improvements.

          "Properties."  "Properties" means, collectively, the
     Projects, the Personalty and the Other Interests.

          "Proxy Statement."  "Proxy Statement" means the Proxy
     Statement to be delivered to the shareholders of RPI for the purpose of soliciting their approval of this Agreement and the consummation of the transactions contemplated herein.

          "Purchase Price." The aggregate purchase price of all Properties, as more particularly described in Section 3.1.

          "Purchaser." "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

          "Purchaser Indemnified Party" and "Purchaser Indemnified Parties." "Purchaser Indemnified Party" and "Purchaser Indemnified Parties" shall have the meanings set forth in Section 6.3.

          "Purchaser's Expenses." "Purchaser's Expenses" shall have the meaning set forth in Section 11.1.

          "Purchaser's Title Commitments."  "Purchaser's Title
     Commitments" shall have the meaning set forth in Section 4.4.

          "PW Response." "PW Response" shall have the meaning set forth in Section 6.5.

          "PWRPI." "PWRPI" shall have the meaning set forth in the first paragraph of this Agreement.

          "Qualifying Income." "Qualifying Income" shall have the meaning set forth in Section 12.5.

          "RPI." "RPI" shall have the meaning set forth in the first paragraph of this Agreement.

          "SEC."  "SEC" shall have the meaning set forth in Section 8.5.

          "Seller" and "Sellers." "Seller" and "Sellers" shall have the meanings set forth in the first paragraph of this Agreement.

          "Sellers' Due Diligence Deliveries."  "Sellers' Due
     Diligence Deliveries" shall have the meaning set forth in
     Section 4.2.

          "Sellers' Expenses." "Sellers' Expenses" shall have the meaning set forth in Section 11.2.

          "Sellers' Title Documents." "Sellers' Title Documents" shall have the meaning set forth in Section 4.1.

          "Service Contracts." "Service Contracts" shall mean all contracts, agreements and the like referenced on Schedule 6.12 attached hereto.

          "Study Period." "Study Period" shall refer to the period commencing on the Effective Date and ending at 5:00 P.M., E.S.T., on the sixtieth (60th) day after the Effective Date; provided, however, that in the event the sixtieth (60th) day after the Effective Date is not a Business Day, at 5:00 P.M. E.S.T. on the next succeeding Business Day.

          "Surveys."  "Surveys" shall have the meaning set forth in
     Section 4.3.

          "Tracts." "Tracts" shall mean the tracts of real property described in Exhibit A-2 attached hereto, together with all easements, privileges, right-of-ways and appurtenances pertaining to or accruing to the benefit of the Properties.

     3. Purchase and Sale. Subject to and on the terms and conditions set forth herein, Purchaser agrees to purchase from Sellers, and each Seller agrees to sell to Purchaser, fee simple title in and to the Properties owned by such Seller, subject only to the Permitted Exceptions, the Leases, the Management Agreement and any encumbrance created by or consented to in writing by Purchaser.

          3.1 Purchase Price. The Purchase Price for the Properties shall be Two Hundred Three Million Dollars ($203,000,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid as follows:

               (a) On the Effective Date, Purchaser shall deliver to Deposit Escrow Agent either (i) Two Million Dollars ($2,000,000.00) in immediately available federal funds to be held in escrow in accordance with the provisions of Section 5 hereof or (ii) an irrevocable, standby letter of credit issued by The Huntington National Bank (or such other financial institution as may be acceptable to Sellers, in their sole and absolute discretion) with an expiration date not earlier than the ninety (90) days after the Effective Date; provided, however, that Purchaser shall be obligated to extend the expiration thereof or make the deposit referenced in clause (i) above if this Agreement has not been terminated and the Escrow Closing has not occurred, in the face amount of Two Million Dollars ($2,000,000.00), together with any other documents required to be delivered under the Deposit Escrow Agreement, which letter of credit shall be in the form attached hereto as Exhibit B (the "Deposit"), to be held in escrow in accordance with the provisions of Section 5 hereof.

               (b) On the Escrow Closing Date, Purchaser shall deliver to Closing Escrow Agent, at Purchaser's option, by wire transfer of immediately available federal funds and/or in the form of an irrevocable, standby letter of credit issued by The Huntington National Bank (or such other financial institution as may be acceptable to Sellers, in their sole and absolute discretion) with an expiration date not earlier than the Outside Date that in the aggregate are an amount (the "Escrowed Purchase Price") equal to the Purchase Price less any portion of the Deposit made in immediately available federal funds less the then outstanding principal balance of the Assumed Indebtedness plus all of Purchaser's closing costs described in Section 13.6 below. On the Escrow Closing Date, Purchaser shall be entitled to receive from Deposit Escrow Agent any letter of credit delivered as part of the Deposit.

               (c) As a material part of the Purchase Price, at the Closing, Purchaser shall (A) acquire title to the Properties subject to the Assumed Indebtedness and (B) assume and agree to pay (x) all prepayment premiums on Prepaid Indebtedness and (y) such other costs and expenses referenced in Section 13.6 below that are to be paid by Purchaser.

               (d) The Escrowed Purchase Price shall, upon satisfaction or waiver of the conditions precedent to release from escrow listed in Section 10.3 hereof and in the Closing Escrow Agreement, be adjusted as described in Section 13.8 below and shall be disbursed in accordance with the terms and conditions of the Closing Escrow Agreement.

               (e) Time is of the essence of each and every provision of this Agreement.

          3.2 Allocation of Purchase Price. The Purchase Price (and all other capitalized costs and other amounts treated as purchase price for federal income tax purposes) shall be allocated among the Properties as agreed by the parties and set forth in Schedule 3.2. The values used to allocate the Purchase Price among the Properties have been agreed upon solely for federal, state and local tax reporting purposes. The Purchaser and Sellers agree to file IRS Form 8594 and any replacement or supplement thereto, based upon such agreed upon allocation.

     4.   Due Diligence.

          4.1 Title Insurance. To the extent Sellers have not already delivered the same to Purchaser, Sellers shall deliver to Purchaser copies of its existing policies of title insurance (together with copies of all documents listed as exceptions therein, to the extent copies of such documents are in Sellers' possession) (collectively, "Sellers' Title Documents") within five (5) Business Days after the Effective Date. Sellers shall have no obligation to obtain title updates or commitments for Purchaser.

          4.2 Other Information. To the extent Sellers have not already delivered the same to Purchaser, Sellers shall deliver, or make available to Purchaser in the locations indicated on Schedule 4.2, no later than five (5) Business Days after the Effective Date, the following (collectively, along with Sellers' Title Documents and the Surveys, "Sellers' Due Diligence Deliveries"):

               (a) Rent rolls for the Projects dated no earlier than January 31, 1996 (the "Initial Rent Rolls") together with a list of delinquencies and a detailed aging report, each dated as of the date of the applicable Initial Rent Roll;

               (b) Copies of any plans and specifications in Sellers' possession for the Improvements or portions thereof, which are delivered to Purchaser without recourse to, or warranty by, Sellers of any kind, other than any representation or warranty contained in Section 6 below;

               (c)  Copies of Service Contracts in Sellers'
     possession, including any modifications or amendments thereto;

               (d) Copies of all (i) annual operating statements for the Projects for fiscal years ending August 31, 1993, August 31, 1994 and August 31, 1995 and (ii) monthly and quarterly operating statements for the Projects from August 31, 1994 through January 31, 1996;

               (e) Copies of the ad valorem and personal property tax statements for the Properties for calendar or fiscal year 1995 and, to the extent Sellers have copies in their possession, calendar or fiscal years 1993, 1994 and 1996;

               (f) Copies of certificates of insurance or policies evidencing the property insurance maintained by Sellers covering the Properties;

               (g)  Copies of all Existing Indebtedness Documents;

               (h)  Copies of all utility bills for the Projects
     (including gas, water and electricity) for the twelve (12) full calendar months immediately preceding the Effective Date;

               (i)  Copies of all Leases and Option Agreements;

               (j) Copies of any environmental, engineering and/or other property inspection reports concerning the Properties in Sellers' possession, which reports are delivered to Purchaser without recourse to, or warranty by, Sellers of any kind, other than any representation or warranty contained in Section 6 below;

               (k) Copies of all organizational documents of Sellers;

               (l) Copies of all reports filed by Sellers with the SEC since August 31, 1995;

               (m) Copies of documents relating to any litigation with respect to one or more of the Projects to which any Seller is a party; and

               (n)  Such other documents and instruments set forth on
     Schedule 4.2.

          In no event shall the failure by Sellers to have delivered or made available every item of Sellers' Due Diligence Deliveries to Purchaser be deemed to toll the Study Period or to be a default of Sellers hereunder. Purchaser hereby agrees to coordinate requests and/or questions regarding Sellers' Due Diligence Deliveries by making written requests of Mark Dunne or such other authorized individual which Sellers notify Purchaser of in writing. Purchaser shall not be authorized to contact Sellers' agents, employees, attorneys or managers without making arrangements through Sellers' authorized representative. Sellers shall cooperate with Purchaser by promptly providing or making available in the locations set forth on Schedule 4.2 any omitted Sellers' Due Diligence Deliveries and other information regarding the Projects which is brought to Sellers' attention or discovered by Sellers after the Effective Date.

          4.3 Surveys. To the extent Sellers have not already delivered the same to Purchaser, within five (5) Business Days after the Effective Date, Sellers shall provide Purchaser with copies of Sellers' most current as-built surveys of the Projects (the "Surveys"), which are delivered without recourse to, or warranty by, Sellers of any kind, other than any representation or warranty contained in Section 6 below.

          4.4 Inspection. From the Effective Date to the earlier to occur of (i) any termination of this Agreement or (ii) the expiration of the Study Period, Purchaser shall use diligent efforts to inspect the Properties during normal business hours upon two (2) Business Days' prior written notice to Sellers, review Sellers' Due Diligence Deliveries and review any of Sellers' books, records and general correspondence relating to the Properties and such other information made available to Purchaser; provided, however, that, in carrying out any such inspection of the Properties, Purchaser (i) shall obtain Sellers' prior written consent to perform physical testing at the Properties (which consent shall not be unreasonably withheld or delayed) and (ii) shall not unreasonably interfere with the rights of any tenant or other occupant of the Properties in violation of the Lease or other agreement by which such tenant or occupant occupies space in the Properties. Purchaser shall restore the Properties to their original condition following any inspection or testing and shall commit no act, nor permit any agent of Purchaser to commit an act, that would impair or void any manufacturer's warranty. In exercising Purchaser's diligence, Purchaser shall obtain title commitments for each of the Projects from one or more nationally recognized title insurance companies ("Purchaser's Title Commitments"). Sellers acknowledge that Purchaser may, upon reasonable prior written notice, interview the tenants of the Properties. Sellers acknowledge that Purchaser may communicate with the holders of the Existing Indebtedness regarding the prepayment or assumption thereof, as the case may be. Sellers agree, upon reasonable prior written notice, to use their reasonable efforts to make available to Purchaser the managers of the Properties and such other persons employed by or under contract with any Seller who have knowledge of the operation of the Properties. Sellers shall be entitled to have a representative present during all inspection and testing of the Properties and, at Sellers' option, present at or included in interviews with tenants conducted at any location other than the Properties, with managers of the Properties, with holders of the Existing Indebtedness or with such other persons who have knowledge of the operation of the Properties.

          4.5 Notice of Material Concern. In the event Purchaser's diligence reveals matters which are of a Material Concern to Purchaser, Purchaser shall notify Sellers in writing within five (5) Business Days of discovery of the matter of Material Concern, and in any event, Purchaser shall notify Sellers in writing on or before the expiration of the Study Period ("Notice of Material Concern"). In the event that Purchaser does not obtain updated surveys on the Projects during the Study Period, then in no event shall any title company's failure to delete survey-related exceptions be deemed to be a Material Concern to Purchaser. If Sellers receive a Notice of Material Concern prior to the expiration of the Study Period and Sellers and Purchaser are unable to agree, prior to the Escrow Closing Date, on resolution of such matters or if Sellers receive a Notice of Material Concern after the expiration of the Study Period but prior to the Escrow Closing Date with respect to any Material Concern which arises after the expiration of the Study Period and Sellers and Purchaser are unable to agree, prior to the Escrow Closing Date, on resolution of such matter, this Agreement automatically shall terminate and Purchaser promptly shall receive the Deposit, together with all interest earned thereon, if any, and neither party shall have any further recourse to the other under this Agreement. Purchaser hereby acknowledges that it has taken the matters described on Schedule 4.5 into account in the Purchase Price, and therefore, the matters listed on Schedule 4.5 attached hereto are not matters of Material Concern for which a valid Notice of Material Concern may be given. Any Notice of Material Concern that relates to any matters listed on Schedule 4.5 shall be deemed to be void with respect to matters listed on Schedule 4.5.

          4.6 Failure to Deliver Notice of Material Concern. Subject to the provisions of Sections 11 and 12 below, in the event there is no Notice of Material Concern given or if given, the matters listed therein relate solely to matters listed on Schedule 4.5 or are resolved by mutual agreement of Sellers and Purchaser, the Deposit shall be and become nonrefundable and all of Purchaser's rights to terminate this Agreement as a result of any matter contained in Sellers' Due Diligence Deliveries, or found by or revealed to Purchaser during the Study Period as a result of Purchaser's inspection of the Properties or otherwise found or discovered in any reports generated by or for Purchaser during the Study Period shall be deemed to be waived.

     5.   Deposit.

          5.1  Immediately Available Funds.   To the extent any portion
     of the Deposit is made in immediately available funds, such funds and all interest earned thereon shall be held in escrow and disbursed by Deposit Escrow Agent in accordance with the escrow agreement attached hereto as Exhibit C (the "Deposit Escrow
     Agreement").

          5.2 Letter of Credit. To the extent any portion of the Deposit is made with a letter of credit in accordance with
     Section 3.1(a) above, such letter of credit shall be held by Deposit Escrow Agent in accordance with the terms of the Deposit Escrow Agreement and shall be returned to Purchaser in accordance with the terms of the Deposit Escrow Agreement.

          5.3 Failure to Make Deposit. In the event Purchaser does not timely make the Deposit, this Agreement shall be void and shall not become effective.

     6.   Representations and Warranties of Sellers.

          6.1 Representations and Warranties. Sellers hereby jointly and severally represent, warrant and agree that, as of the Effective Date and as of the Escrow Closing Date, the representations and warranties set forth as items 6.1 through 6.29 and 6.32 on Schedule
     6.1 attached hereto are (or shall be, as the case may be) true and correct (except as otherwise disclosed to Purchaser during the Study Period as a result of any matter contained in Seller's Due Diligence Deliveries, documents, books, records, correspondence and other written information delivered or made available to Purchaser in the locations set forth on Schedule 4.2, Purchaser's investigations or pursuant to any estoppel certificate or otherwise) and in each case subject to the qualifications contained in the introductory paragraph of Schedule 6.1. Sellers hereby jointly and severally represent and warrant that as of the Closing Date the representations and warranties set forth in items 6.1 through 6.6 and items 6.28, 6.29 and 6.32 of Schedule 6.1 shall be true and correct. PaineWebber hereby represents and warrants that as of the Effective Date, as of the Escrow Closing Date and as of the Closing Date the representations and warranties set forth in items 6.30 and
     6.31 of Schedule 6.1 are or shall be true and correct, as the case may be. In no event shall Purchaser have any recourse to any Seller after the Escrow Closing Date for any such breach of representations or warranties under this Agreement, and Purchaser hereby agrees to look solely to PaineWebber for any such breach of representations and warranties as provided in Section 6.3 of this Agreement.

          6.2 Survival of Representations and Warranties. Subject to the provisions of Sections 6.1, 6.3, 6.4 and 6.5, each of the representations and warranties set forth on Schedule 6.1 shall, unless otherwise so provided for in Schedule 6.1, survive the Escrow Closing Date but only through the Indemnification Cut-Off Date (as hereinafter defined).

          6.3 Indemnification by PaineWebber. Subject to the terms of this Agreement, PaineWebber agrees, if the Closing occurs, to indemnify and hold Purchaser and its respective subsidiaries and affiliates and persons serving as trustees, officers or directors thereof (individually a "Purchaser Indemnified Party" and collectively the "Purchaser Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, cost, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which (i) may be sustained or suffered by any of them arising out of or based upon any representation or warranty set forth on Schedule 6.1 (subject to the standard contained in the introductory paragraph of Schedule 6.1) being inaccurate on the Escrow Closing Date and/or the Closing Date, if such representation or warranty is made as of the Closing Date under Section 6.1 above, as the case may be, or (ii) arise as a result of Sellers not maintaining their legal existence and/or not having the financial ability to make the post-Closing adjustments described in Section 13 or to satisfy the indemnification obligations contained in Section 14.

          6.4 Limitations on Indemnification by PaineWebber. Notwithstanding the foregoing, the right of Purchaser Indemnified Parties to indemnification under Section 6.3 shall be enforceable only with respect to (i) claims asserted or made by any Purchaser Indemnified Party in accordance with Section 6.5 prior to the date which is one year from the Escrow Closing Date (the "Indemnification Cut-Off Date") and (ii) matters for which estoppel certificates were not delivered at the Escrow Closing.

          6.5 Notice; Defense of Claims. A Purchaser Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to PaineWebber prior to the Indemnification Cut-Off Date. If indemnification is sought for a claim or liability asserted by a third party, the Purchaser Indemnified Party must also give written notice thereof to PaineWebber promptly after it receives notice of the claim or liability being asserted, but in each event prior to the Indemnification Cut-Off Date. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by a third party. Within ten (10) Business Days after receiving such notice, PaineWebber shall give written notice to the Purchaser Indemnified Party (the "PW Response") stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If PaineWebber disputes its obligation of indemnification or defense of a claim or liability, written notice of which is given by PaineWebber in accordance with the terms of this Agreement, PaineWebber's obligation of indemnification and defense shall automatically terminate unless
     (i) a lawsuit regarding such claim or liability is filed with a court of competent jurisdiction prior to the Indemnification Cutoff Date or within twenty (20) Business Days after the date of the PW Response, whichever is later, and (ii) such court of competent jurisdiction (subject to appeal by PaineWebber) determines that PaineWebber is obligated to provide indemnification for and to defend such claim or liability. PaineWebber shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Purchaser Indemnified Party who made the claim for indemnification, which consent shall not be unreasonably withheld or delayed) as long as PaineWebber is conducting a good faith and diligent defense. PaineWebber shall have the right to compromise or settle any claim against a Purchaser Indemnified Party with respect to which PaineWebber has undertaken the defense, if the remedy sought is monetary damages and/or equitable relief. If there is criminal liability sought, PaineWebber cannot settle without the Purchaser Indemnified Party's prior written consent. In all cases where PaineWebber settles, PaineWebber must use its best efforts to obtain a release of the Purchaser Indemnified Party or other adequate protection or assurances. Nothing contained herein shall be deemed to grant authority to PaineWebber to commit or obligate any Purchaser Indemnified Party to any obligation, liability or restraint. The Purchaser Indemnified Party shall at all times have the right to participate fully in the defense of a third party claim or liability directly or through counsel (at its own expense from and after the date PaineWebber notifies such Purchaser Indemnified Party that it will undertake such defense); provided, however, that if the named parties to the action or proceeding include both Sellers and the Purchaser Indemnified Party and PaineWebber is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Purchaser Indemnified Party may engage separate counsel at the expense of PaineWebber but in no event shall PaineWebber be obligated to indemnify Purchaser Indemnified Parties for the cost and expense of more than one such counsel. If no such notice of intent to dispute and defend a third party claim or liability is given by PaineWebber, or if such good faith and diligent defense is not being or ceases to be conducted by PaineWebber, the Purchaser Indemnified Party shall have the right, at the expense of PaineWebber, to undertake the defense of such claim or liability (with counsel selected by the Purchaser Indemnified Party), and to compromise or settle it, exercising reasonable business judgment, so long as neither Sellers nor PaineWebber are defendants in such action. If either Sellers or PaineWebber are defendants in any such action and criminal liability is sought, the Purchaser Indemnified Party cannot settle without PaineWebber's prior written consent. In all cases where the Purchaser Indemnified Party settles, the Purchaser Indemnified Party must use its best efforts to obtain a release of all Sellers and PaineWebber if such Sellers or PaineWebber are a defendant in such action or other adequate protection or assurances. If the third party claim or liability is one that by its nature cannot be defended solely by PaineWebber, then the Purchaser Indemnified Party shall make available such information and assistance as PaineWebber may reasonably request and shall cooperate with PaineWebber in such defense, at the expense of PaineWebber.

     7. Representations and Warranties of Purchaser. Purchaser represents, warrants and agrees that, as of the Effective Date of this Agreement and as of the Escrow Closing Date:
          7.1 Organization. Purchaser is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

          7.2 Due Authorization. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the consent of no person, including, but not limited to, directors, shareholders, partners or creditors of Purchaser, is required for Purchaser to execute, deliver or perform its obligations under this Agreement.

          7.3 REIT Status. The Purchaser has elected to be treated as a real estate investment trust within the meaning of Sections 856-860 of the Code, and has satisfied the requirements of the Code and all regulations promulgated thereunder to maintain its status as a real estate investment trust for the years 1993 and 1994 and has operated and intends to continue to operate in such manner as to qualify as a real estate investment trust for 1995 and 1996.

          7.4 Indemnity. Purchaser shall indemnify and hold harmless each Seller from and against any mechanics' and materialmen's liens and other liens or claims, suits, actions, debts, liabilities, damages, costs, charges and expenses, including court costs and reasonable attorneys' fees, which any such Seller may suffer or incur by reason of any action or inaction of Purchaser prior to the Escrow Closing Date in connection with Purchaser's, Purchaser's agents, or Purchaser's contractors, entry onto, inspection or physical testing of the Properties. This indemnification shall survive the termination of this Agreement, notwithstanding anything else to the contrary contained herein. Any such Seller may make claims for indemnification hereunder by giving written notice thereof to Purchaser. If indemnification is sought for a claim or liability asserted by a third party, Sellers must also give written notice thereof to Purchaser promptly after they receive notice of the claim or liability being asserted. The notice must summarize the basis for the claim for indemnification and any claims or liability being asserted by a third party. Purchaser shall be entitled to direct the defense against the third party claim or liability with counsel selected by it (subject to the consent of the applicable Sellers, which consent shall not be unreasonably withheld or delayed) as long as Purchaser is conducting a good faith and diligent defense. Purchaser shall have the right to compromise or settle any claim against Sellers with respect to which Purchaser has undertaken the defense, if the remedy sought is monetary damages and/or equitable relief. If there is criminal liability sought, Purchaser cannot settle without Sellers' prior written consent. In all cases where Purchaser settles, Purchaser must use its best efforts to obtain a release of the applicable Sellers or other adequate protection or assurances. Nothing contained herein shall be deemed to grant authority to Purchaser to commit or obligate Sellers to any obligation, liability or restraint. If any third party claim or liability is one that by its nature cannot be defended solely by Purchaser, then the applicable Sellers shall make available such information and assistance as Purchaser may reasonably request and shall cooperate with Purchaser in such defense, at the expense of Purchaser.

          7.5 Restoration of Properties. Purchaser shall restore or shall cause the Properties to be restored to substantially the condition existing prior to any tests or studies conducted or caused to be conducted by Purchaser if any damage or change in condition of the Properties results from such tests or studies. Such obligation shall survive the termination of this Agreement notwithstanding anything else to the contrary contained herein.

          7.6 No Conflict. Purchaser has the requisite power and authority to enter into this Agreement and to create thereby the binding obligation of Purchaser and to perform its obligations hereunder, in each case, without the consent or approval of any other persons or entities. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its covenants and agreements under this Agreement, will not (a) violate any material requirement of applicable law, (b) violate or contravene any provision of Purchaser's organizational documents or any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to Purchaser or (c) violate, contravene or result in a breach of or constitute a default under any indenture, lease, loan or other agreement or any instrument to which Purchaser is party or by which its properties may be bound or affected.

          7.7 Bankruptcy. No bankruptcy, insolvency, rearrangement or similar action involving Purchaser whether voluntary or involuntary, is pending or to Purchaser's actual knowledge, threatened; and Purchaser has no intention of filing any such action or proceeding.

     8.   Covenants of Purchaser and Sellers.

          8.1 Sellers' Operation of the Properties. Between the Effective Date and the Escrow Closing Date or any earlier termination of this Agreement, Sellers shall (a) continue to maintain and to make all ordinary and non-structural repairs and replacements to the Projects so as to keep them in substantially their present condition (reasonable wear and tear and damage by casualty and eminent domain excepted), (b) continue to expend funds for advertising and capital improvements with respect to the Projects in accordance with Sellers' existing plans, budgets and pro formas for fiscal year ending August 31, 1996, (c) maintain in full force and effect the insurance described on Schedule 6.18, (d) not enter into any new Service Contract or modify existing Service Contracts unless same may be terminated by Sellers without penalty on thirty (30) days (or less) notice unless not practicable, in which case Sellers shall request Purchaser's consent therefor in writing and Purchaser shall not unreasonably withhold or delay its consent thereto, (e) not allow material agreements necessary to operate the Properties to expire without replacing the same after obtaining Purchaser's prior written consent therefor, which consent shall not be unreasonably withheld or delayed, (f) perform all of its obligations under the Existing Indebtedness, (g) not apply security deposits to cure defaults of tenants except in the case of those Leases terminated prior to the Escrow Closing Date or where the Lease otherwise requires. Beginning on the Escrow Closing Date, operation of the Properties shall be governed by the Management Agreement, (h) deliver to Purchaser within ten (10) days after the last day of each month during such period rent rolls for the Projects dated as of the last day of each month during such period together with a list of delinquencies and a detailed aging report,
     (i) deliver to Purchaser within ten (10) days after the last day of each month during such period monthly and quarterly operating statements for the Projects for the period from and after February 1, 1996, and (j) promptly deliver to Purchaser copies of all publicly available reports filed by Sellers with the SEC during such period.

          8.2 Leases. Between the Effective Date and the Escrow Closing Date, unless this Agreement is terminated as provided hereunder, Sellers shall not, without the written consent of Purchaser, which consent may be withheld in Purchaser's sole discretion, effect any change in any Lease or enter into any new Lease which does not comply with the leasing guidelines set forth on Schedule 8.2 (the "Leasing Guidelines"). Sellers shall keep Purchaser informed and shall consult with Purchaser regarding negotiations with respect to new Leases and amendments to, and assignments of, existing Leases. Sellers shall provide copies of all executed agreements (together with copies of all contracts, plans and specifications for any tenant improvements contemplated thereunder) to Purchaser promptly after the execution thereof. Schedule 6.7 shall be deemed to be amended to include any Leases or amendments entered into in accordance with the terms of this Section 8.2. Sellers shall not grant consent to any assignment of a Lease for which Sellers have discretionary ability to so consent, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Sellers shall notify Purchaser of all notices of assignment and all requests for consent to assignment. Although Sellers have agreed to keep Purchaser informed and consult with Purchaser regarding negotiations of new Leases and/or Lease modification, Sellers shall have the unilateral right to amend or enter into any Lease which complies with the Leasing Guidelines. When seeking consent to a new or modified Lease, Sellers shall provide notice of the identity of the tenant, a term sheet or letter of intent containing material business terms (including base rent, percentage rent, co-tenancy requirements, exclusive requirements, expense base, concessions, tenant improvement allowances, brokerage commissions, expansion and extension options and copies of all contracts, plans and specifications for the contemplated tenant improvements) and whatever credit and background information, if any, Sellers then possess with respect to such tenant. Purchaser shall be deemed to have consented to any proposed new Lease or Lease modification which does not meet the Leasing Guidelines if it has not responded to Sellers within five (5) Business Days after receipt of such information. Purchaser hereby designates Herbert Glimcher, David Glimcher and Fred Zantello as individuals who, acting singly, will each be authorized to grant approvals under this Section 8.2. Notwithstanding any provision of this Section 8.2 to the contrary, Sellers may, without the prior written consent of the Purchaser, cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant upon the occurrence of a default by the tenant under said Lease. Sellers shall promptly notify Purchaser of any such termination or remedial action.

          In the event Purchaser consents in writing to a new Lease or an amendment to any existing Lease, the tenant improvement costs, leasing commissions and similar leasing expenses thereunder (the "Leasing Costs") that are actually incurred by Sellers on or prior to the Escrow Closing Date shall be added to the Escrowed Purchase Price. With respect to Leases entered into prior to the Escrow Closing Date for which Purchaser's consent has not been obtained, the tenant improvement costs, leasing commissions and similar leasing expenses thereunder shall be paid by Sellers (regardless of when such costs are incurred). Beginning on the Escrow Closing Date, decisions with respect to leasing matters and responsibility for expenses incurred in connection with Leases and/or Lease modifications entered into after the Escrow Closing Date shall be allocated between Purchaser and Sellers as provided in the Management Agreement.

          8.3 Existing Indebtedness. Schedule 8.3a attached hereto lists loans which are included in the definition of Assumed Indebtedness and which Sellers may revise prior to the Closing Date to address the items listed in Schedule 8.3a. All such revisions will be on the terms and conditions set forth on Schedule 8.3a, without adjustment to the Purchase Price. Sellers shall forward all drafts of documentation evidencing such revisions and shall consult with Purchaser regarding such drafts and the status of such negotiations. Sellers shall provide Purchaser with copies of all executed agreements promptly after the execution thereof. Except as specifically provided above, prior to the Closing Date, if this Agreement shall not have been terminated as provided hereunder, Sellers shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole discretion, otherwise modify, alter or amend the terms of any Assumed Indebtedness. When seeking consent for any such other amendment to the Assumed Indebtedness, Sellers shall provide copies of the proposed terms and conditions and documentation to evidence such amendment. Purchaser shall be deemed to have rejected any such amendment if it has not responded to Sellers within five (5) Business Days after receipt of such information. Purchaser hereby designates Herbert Glimcher, David Glimcher and Fred Zantello as individuals who, acting singly, will each be authorized to grant approvals under this Section 8.3. Sellers shall be entitled to request waivers of defaults under the Existing Indebtedness without prior written consent of the Purchaser.

          8.4  Sellers' Agreement Regarding Acquisition Proposals.

               (a)  Unless and until this Agreement and, if
     applicable, the Closing Escrow Agreement shall have been terminated, Sellers hereby covenant and agree that prior to the Closing Date, Sellers and PaineWebber shall not, nor shall Sellers or PaineWebber authorize any officer, director, partner or employee, investment banker, attorney or other advisor or representative of any Seller or PaineWebber to, directly or indirectly, solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal for a merger or other business combination involving RPI or any other Seller or (ii) any proposal to acquire in any manner, directly or indirectly, including, without limitation, by tender offer, exchange offer or similar transaction, more than 15% of (a) the capital stock of RPI or any other Seller which is a corporation, (b) the partnership interests of any Seller which is a partnership, or (c) the consolidated assets of Sellers, other than the transactions contemplated by this Agreement.

               (b) Notwithstanding any provision of this Agreement to the contrary: (i) Sellers may participate in discussions or negotiations with, and may furnish information to any third party which (without any solicitation, initiation or encouragement in violation of Section 8.4(a)) seeks to engage in such discussions or negotiations or requests such information, if the Board of Directors of RPI determines, based on the advice of Goodwin, Procter & Hoar or Campbell & Riggs as counsel to RPI or Hutchins, Wheeler & Dittmar as counsel to the independent directors of RPI or such other legal counsel which RPI or the independent directors of RPI may select and which other legal counsel are reasonably acceptable to Purchaser ("Legal Counsel"), that failing to engage in such discussions or negotiations or to provide such information would reasonably be expected to violate the fiduciary duties of the Board of Directors of RPI to the stockholders of RPI; and (ii) the Board of Directors of RPI may take and disclose to RPI's stockholders a position contemplated by Rules 14e-2 and 14a-9 promulgated under the Exchange Act with respect to any tender offer and may make such disclosure to the stockholders of RPI as may be required under applicable law; provided, that the Board of Directors of RPI shall not recommend that the stockholders of RPI tender their shares unless such recommendation is permitted by Section 8.4(c).

               (c) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of RPI shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Purchaser; (ii) to approve or recommend or enter into an agreement with respect to an Acquisition Proposal; or (iii) to terminate this Agreement, if, in each case:
     (A) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or otherwise communicated to RPI and (B) the Board of Directors of RPI determines, based on the advice of Legal Counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of RPI. No such action by the Board of Directors of RPI shall constitute a breach of this Agreement by RPI or any Seller.

               (d) In the event the Board of Directors of RPI is prepared to accept an Acquisition Proposal (other than an Acquisition Proposal which is in the form of a tender offer, exchange offer or similar transaction), the Board of Directors of RPI shall so notify Purchaser at least forty-eight (48) hours prior to terminating this Agreement or the Closing Escrow Agreement, if applicable, and entering into a definitive agreement with respect to such Acquisition Proposal. Notwithstanding anything set forth in Sections 7(iii) and 7(v) of the Confidentiality Agreement and without being in breach thereof, Purchaser shall have the right to communicate and discuss with Sellers and their officers and directors proposed modifications of the terms and conditions set forth in this Agreement for the purchase of the Properties, but not to communicate or discuss with, or make any written or oral proposal or offer to, any of Sellers' other employees or shareholders with respect thereto. Nothing contained in this
     Section 8.4(d) shall be construed to permit Purchaser (hereunder and under the Confidentiality Agreement), and Purchaser hereby agrees not, (i) to seek to advise, encourage, or influence any person with respect to the voting of any securities of RPI, or induce, attempt to induce or in any manner assist any other person in initiating any stockholder proposal or a tender or exchange offer for securities of RPI or any change of control of RPI, or for the purpose of convening a stockholders' meeting of RPI; or (ii) to make any public announcement or make any written or oral proposal or invitation to discuss any possibility, intention, plan or arrangement, relating to a tender or exchange offer for securities of RPI or a business combination (or other similar transaction which would result in a change of control), sale of assets (other than as provided in the immediately preceding sentence), liquidation or other extraordinary corporate transaction between Purchaser or any of Purchaser's affiliates and any of the Sellers or take any action that might require RPI to make a public announcement regarding any of the foregoing, except, in each case, as provided in Section 7 of the Confidentiality Agreement.

          8.5 Shareholder Meeting and Proxy. RPI shall take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of RPI shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby, and RPI shall use its reasonable efforts to obtain such approval, including, without limitation, by timely mailing the proxy statement described below to its stockholders; provided, however, that nothing contained in this
     Section 8.5 shall prohibit the Board of Directors of RPI from failing to: (i) convene such meeting, (ii) make such recommendation or (iii) use its reasonable efforts to obtain such approval if the Board of Directors of RPI has determined, after consultation with and based upon the advice of Legal Counsel, that convening such meeting, making such recommendation or using its reasonable efforts to obtain such approval would reasonably be expected to violate the fiduciary duties of the Board of Directors of RPI to its stockholders. In the event that the stockholders of RPI do not approve this Agreement or the transactions contemplated hereby, the failure to obtain such approval shall not be a default by Sellers under this Agreement if Sellers have complied with the foregoing provisions of this Section 8.5. Notwithstanding the recommendation of approval by the Board of Directors, the Board of Directors of RPI shall be entitled to disclose all risks of and alternatives to the transaction. RPI shall promptly prepare and, after the Escrow Closing Date, file with the Securities and Exchange Commission (the "SEC") a proxy statement pursuant to Section 14 of the Exchange Act with respect to the meeting of the stockholders of RPI in connection with the sale of the Properties to Purchaser (the "Proxy Statement"). RPI will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Purchaser shall furnish all information about itself and its business and operations and all necessary financial information to RPI and its counsel as RPI may reasonably request in connection with the preparation of the Proxy Statement. Purchaser agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of RPI, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser shall promptly furnish RPI with any such information necessary to correct any statement in the Proxy Statement or any amendment or supplement thereto that has become false or misleading. RPI will advise and deliver copies to Purchaser of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, promptly after RPI receives notice thereof.

          8.6 Estoppel Certificates. Within fifteen (15) days after the Effective Date, Sellers shall request estoppel certificates (the "Estoppel Certificates") from all tenants of the Projects, in each case, in the form attached to or required by the applicable Lease, or the form commonly used by the applicable tenant or, if no form is attached to or required by the Lease or commonly used by the applicable tenant, in the form attached hereto as Exhibit F.
     Sellers shall use good faith efforts to obtain Estoppel Certificates from all tenants of the Projects; provided, however, that nothing contained herein shall require Sellers to pay money to any tenant, commence litigation, threaten litigation or otherwise adversely affect relations with tenants. Sellers shall promptly provide Purchaser with a copy of all Estoppel Certificates received by Sellers and shall notify Purchaser of any tenant that refuses to deliver an Estoppel Certificate and the reason for such refusal, if known. Nothing contained in this Section 8.6 is intended to change the percentage of Estoppel Certificates required to be delivered under Section 10.1(d).

          8.7 Indebtedness. Purchaser and Sellers shall each use reasonable efforts to obtain the consent of the holders of the Assumed Indebtedness to the transactions contemplated herein (including, but not limited to the change in manager, the Escrow Closing, and the transfer of the Projects to the Purchaser) and to the release of the applicable Seller (and any other obligor thereunder or guarantor thereof) from liability under the Assumed Indebtedness. Purchaser and Sellers shall also each use reasonable efforts to cause the holders of the Assumed Indebtedness to deliver estoppel certificates with respect to the status of the Assumed Indebtedness. In the event, despite such reasonable efforts, the holder of any Assumed Indebtedness is unwilling to so release the applicable Seller (and any other obligor thereunder or guarantor thereof) and the failure to obtain the release prevents the liquidation of any Seller or has the effect of requiring the establishment or increase in reserves upon liquidation of any Seller, this Agreement shall terminate and Purchaser shall be entitled to a return of the Deposit. Purchaser and Sellers shall each use reasonable efforts to obtain the consent of the holders of the Prepaid Indebtedness to the change in manager, in the event a change in manager of the applicable Project requires the consent of the holder of such Prepaid Indebtedness or would constitute a default or an event of default under such Prepaid Indebtedness. In the event, despite such reasonable efforts, the holder of any Prepaid Indebtedness whose consent is required as set forth above is unwilling to consent to the change in manager, any Seller, PaineWebber, and Purchaser may each, in the order listed herein, attempt to purchase such Prepaid Indebtedness, failing such purchase, this Agreement may be terminated by Purchaser or Sellers, and the Purchaser shall be entitled to a return of the Deposit. Purchaser and Sellers shall also use reasonable efforts to obtain payoff letters from the holders of the Prepaid Indebtedness containing a calculation of prepayment premiums, if any.

          8.8 Confidentiality Agreement. Purchaser understands and agrees that it is still bound by and subject to the terms of the Confidentiality Agreement (subject to the modifications thereof contained in Section 8.4(d) above), the terms and conditions of which are incorporated herein by this reference. In addition, during the period in which the provisions of Section 8.5 above are applicable, Purchaser hereby covenants and agrees that it will not, nor will it permit or allow, directly or indirectly, any officer, director or employee of or any investment banker, attorney or other advisor or representative of Purchaser to request RPI or the Board of Directors of RPI, directly or indirectly, to amend or waive
     Section 7 or Section 8 of the Confidentiality Agreement. Any material breach by Purchaser of the Confidentiality Agreement or this Section 8.8 shall constitute a default by Purchaser hereunder.

     9.   Escrow Closing, Deliveries, Disclaimer of Warranties.

          9.1 Escrow Closing. Subject to the terms of this Agreement, Sellers and the Purchaser have agreed to close the purchase and sale of the Properties in escrow (the "Escrow Closing") at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, MA (or such other place as may be mutually agreed to by Sellers and Purchaser) at 10:00 A.M. Boston time on the first (1st) Business Day following the expiration of the Study Period (the "Escrow Closing Date"), or such other date and time as may be mutually agreed upon in writing by Sellers and Purchaser; provided, however, that Sellers and Purchaser shall each have the right to one extension of the Escrow Closing Date without cost or penalty for a period of up to five (5) Business Days by notice to the other for the exclusive purpose of satisfying the conditions contained in Sections 10.1 and 10.2 below. The Escrow Closing and the delivery of documents and funds required under Sections 9.2 and 9.3 below shall be effectuated by the use of a single escrow agreement substantially in the form attached hereto as Exhibit D (the "Closing Escrow Agreement").

          9.2 Sellers' Deliveries at the Escrow Closing. At the Escrow Closing, Sellers shall deliver the following (collectively, the "Sellers' Escrow Closing Deliveries") to the Closing Escrow Agent to be held by the Closing Escrow Agent, subject to the terms and conditions of the Closing Escrow Agreement:

               (a) Special Warranty Deeds in form acceptable to Purchaser, conveying good and indefeasible title in fee simple to the Properties free and clear of any and all liens, leases, tenancies, encumbrances, conditions, easements, assessments, restrictions, and other conditions except for the Permitted Exceptions, the Leases, the Service Contracts, the Management Agreement and any encumbrance created, caused or consented to in writing by Purchaser.

               (b) Assignment and Assumption Agreements for the Leases and Assignment Agreements for the Service Contracts, Management Agreement, licenses, warranties and approvals and Indemnity Agreements for the Assumed Indebtedness, Service Contracts, Management Agreement, licenses, warranties and approvals.

               (c) Original counterparts of the Option Agreements, Leases and Service Contracts and documents evidencing and/or securing Assumed Indebtedness, in each case, to the extent in Sellers' possession, or copies thereof if originals are unavailable and copies thereof have not been previously delivered to Purchaser.

               (d) Affidavits in form and substance satisfactory to Purchaser stating each Seller's taxpayer identification number and that such Seller is not a "Foreign Person" as provided in
     Section 1445 of the Code.

               (e) Evidence of each Seller's capacity and authority (subject only to the affirmative vote of the shareholders of RPI holding two-thirds in interest of the shares of RPI's common stock entitled to vote on such matter) to enter into and close this transaction, and evidence of PaineWebber's capacity and authority to enter into and close this transaction.

               (f) An opinion of counsel to PaineWebber in form and substance satisfactory to Purchaser and its counsel opining as to the enforceability of this Agreement with respect to PaineWebber's obligations hereunder and the authorization of PaineWebber to enter into this Agreement and perform its obligations hereunder.

               (g) An opinion of counsel to Sellers in form and substance satisfactory to Purchaser and its counsel opining as to the enforceability of this Agreement with respect to Sellers and the authorization of Sellers to enter into this Agreement and to perform their respective obligations hereunder.

               (h) Affidavits addressed to the Closing Escrow Agent or the applicable title insurance company (in each case dated as of the Escrow Closing Date) regarding parties in possession and mechanics liens and such other affidavits, indemnities and certificates as are customarily and reasonably required by the Closing Escrow Agent or the applicable title insurance company in transactions of a similar size and nature including, without limitation, gap indemnities with respect to matters created by, consented to or caused by Sellers.

               (i) Rent rolls for the Projects dated no earlier than one (1) Business Day prior to the Escrow Closing Date (the "Final Rent Rolls") together with a list of delinquencies with a detailed aging report.

               (j) The Estoppel Certificates which are received as a result of the requests required under Section 8.6 above.

               (k) Notices, dated as of the Escrow Closing Date, addressed to all tenants under the Leases and all vendors under all contracts and all holders of Existing Indebtedness regarding the change in manager for the Projects.

               (l) Notices, dated in blank, addressed to tenants under the Leases and all vendors under all contracts and all holders of Assumed Indebtedness regarding the sale of the Projects.

               (m) All bills with respect to the Projects for 1996 and other current lease years and such other information as shall allow Purchaser to bill tenants for Additional Rents under the Leases.

               (n)  Such other documents, affidavits and
     certificates as are customarily and reasonably required in transactions of a similar size and nature or in a jurisdiction in which the applicable Property is located.

               (o) Such documents as are reasonably required to convey Sellers' interest in the Option Parcels.

               (p)  Transfer tax returns, if any.

               (q)  Settlement statements.

               (r) Such documents as are reasonably required to substitute Purchaser as the party in interest in any tax appeal.

          9.3 Purchaser's Deliveries at the Escrow Closing. At the Escrow Closing, Purchaser shall deliver the following (collectively, the "Purchaser's Escrow Closing Deliveries") to the Closing Escrow Agent to be held by the Closing Escrow Agent, subject to the terms and conditions of the Closing Escrow Agreement:

               (a) The Escrowed Purchase Price (as adjusted hereunder) and all closing costs for which Purchaser is responsible (including, without limitation, all prepayment fees which would be due under the Prepaid Indebtedness as of the Escrow Closing Date if such loans were in fact paid on such date).

               (b) To the extent obtained from the holders thereof, evidence of releases of Sellers and other obligors and guarantors from all obligations under the Assumed Indebtedness.

               (c) Evidence of consent of the holders of the Existing Indebtedness to the transactions contemplated hereby (to the extent required as set forth in Section 8.7), estoppel certificates from holders of the Assumed Indebtedness and payoff letters from the holders of the Prepaid Indebtedness.

               (d) Assignment and Assumption Agreements for the Leases and Assignment Agreements for the Service Contracts, Management Agreement, licenses, warranties and approvals and Indemnity Agreements for the Assumed Indebtedness, the Service Contracts, Management Agreement, licenses, warranties and approvals.

               (e) Evidence of Purchaser's capacity and authority to enter into and close this transaction.

               (f) An opinion of counsel to Purchaser in form and substance satisfactory to Sellers and Legal Counsel opining as to the enforceability of this Agreement with respect to Purchaser and the authorization of Purchaser to enter into this Agreement and to perform its obligations hereunder.

               (g) Forms of Affidavits addressed to the Closing Escrow Agent or the applicable title insurance company (in each case with regard to the period from the Escrow Closing Date to the date of recording of the deeds) regarding parties in possession and mechanics liens and such other affidavits, indemnities and certificates as are currently and reasonably required by the Closing Escrow Agent or the applicable title insurance company in transactions of a similar size and nature, including, without limitation, gap indemnities with respect to matters created or caused by Purchaser.

               (h)  Such other documents, affidavits and
     certificates as are customarily and reasonably required in transactions of a similar size and nature or in a jurisdiction in which the applicable Property is located.

               (i)  Transfer tax returns, if any.

               (j)  Settlement statements.

          9.4 Escrow. All deeds, agreements, documents, funds, letters of credit, affidavits and indemnities deposited in escrow with the Closing Escrow Agent in connection with the Escrow Closing shall be held and disbursed by the Closing Escrow Agent strictly in accordance with the terms and conditions of the Closing Escrow Agreement and the terms and conditions hereof, if applicable.

          9.5 Disclaimer of Warranties; Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or any document related hereto, except as otherwise specifically provided in this Section 9.5 to the contrary, Purchaser and Sellers acknowledge and Purchaser agrees that the Properties will be sold to Purchaser in the condition the Properties are in on the Escrow Closing Date "AS IS, WHERE IS", with all faults, and without any warranty, express or implied, as to fitness, habitability, use, merchantability, quality of construction, workmanship, or otherwise. Purchaser represents and warrants to Sellers that Purchaser is entering into this Agreement and shall purchase the Properties (subject to the terms hereof) solely on the basis of Purchaser's own independent investigations without relying upon any statement, information or projection made or furnished by Sellers, their agents, employees or contractors except for the representations and warranties made herein by Sellers and in no event shall any Seller or PaineWebber be liable to Purchaser for any consequential damages related thereto.

     10.  Conditions to Obligations to Close into Escrow.

          10.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Escrow Closing is subject to satisfaction of the following conditions:

               (a) The representations and warranties of Sellers referred to in Section 6 above shall be true and correct in all material respects at and as of the Escrow Closing Date.

               (b) Each Seller and PaineWebber shall have furnished Purchaser evidence that each such Seller and PaineWebber is in existence and in good standing under the laws of the state of its organization.

               (c) Sellers shall have executed and delivered the Management Agreement and the Closing Escrow Agreement, delivered the documents set forth in Section 9.2 hereof and otherwise complied with their covenants in this Agreement.

               (d)  Sellers shall have furnished Estoppel
     Certificates from (i) all Anchor Tenants, other than those Anchor Tenants listed on Schedule 10.1 attached hereto and
     (ii) at least seventy-five percent (75%) of non-Anchor Tenants in each Project, in each case in the form attached to or required by the applicable Lease, in the form then commonly used by the applicable Tenant or if no form is attached to or required by the Lease, or commonly used by the applicable Tenant, in the form attached hereto as Exhibit F (with such reasonable modifications to such form as may be required by such tenant). Failure of Sellers to satisfy the conditions contained in this Section 10.1(d) shall be deemed to be a failure of a condition precedent and shall not constitute a default hereunder.

               (e)  Sellers shall have received all consents described in
     Section 8.7 above. Failure of Sellers to satisfy the conditions contained in this Section 10.1(e) shall be deemed a failure of a condition precedent and shall not constitute a default hereunder.

          10.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions to be performed by them in connection with the Escrow Closing are subject to satisfaction of the following conditions:

               (a) The representations and warranties of Purchaser set forth in Section 7 above shall be true and correct in all material respects at and as of the Escrow Closing Date.

               (b) Purchaser shall have furnished Sellers evidence that Purchaser is in existence and in good standing under the laws of the State of Maryland.

               (c) Purchaser shall have executed and delivered the Management Agreement and the Closing Escrow Agreement, delivered the Escrowed Purchase Price and the documents set forth in Section 9.3 and otherwise complied with its covenants in this Agreement.

               (d) Sellers shall have received evidence of the releases under the Assumed Indebtedness of the applicable Seller (and any other obligor thereunder or guarantor thereof) or shall have received evidence (which may be in the form of an opinion of counsel to Sellers) that the failure to obtain any such release does not prevent the liquidation of any Seller and will not have the effect of requiring or increasing reserves to be held upon liquidation of any Seller. Failure of Sellers to satisfy the conditions contained in this Section 10.2(d) shall be deemed to be a failure of a condition precedent and shall not constitute or default hereunder.

               (e)  Sellers shall have received all consents described in
     Section 8.7 above. Failure of Sellers to satisfy the conditions contained in this Section 10.2(e) shall be deemed to be a failure of a condition precedent and shall not constitute or default hereunder.

          10.3 Conditions to Release from Escrow. Upon the execution and delivery of the Closing Escrow Agreement and the occurrence of the Escrow Closing, the Closing Escrow Agreement shall provide that the provisions in Section 12.3 shall constitute the sole conditions under which the Closing Escrow Agreement may be terminated. The Closing Escrow Agreement shall also provide that upon delivery of
     (x) evidence of the approval of this Agreement and the transactions contemplated hereby by the stockholders of RPI holding two-thirds in interest of the shares of RPI's common stock entitled to vote on such matter at a duly convened meeting of stockholders and (y) the executed opinion of counsel to Sellers in the form delivered at the Escrow Closing pursuant to Section 9.2(g), the Escrowed Purchase Price shall be adjusted pursuant to Section 13.8 and disbursed in accordance with the Closing Escrow Agreement. The Closing Escrow Agreement shall also provide (i) that Purchaser shall be obligated to provide the Closing Escrow Agent on or before the Closing Date with immediately available funds (which funds shall be deemed to be added to and included under the definition of the Escrowed Purchase Price) necessary to pay (A) net increases in prepayment premiums, if any, for Prepaid Indebtedness, and (B) the Interest Factor, (ii) that the deeds and other title documents shall be recorded, (iii) that the remaining documents shall be delivered in accordance with the Closing Escrow Agreement, (iv) Closing Escrow Agent shall date the notices to tenants, vendors and holders of Assumed Indebtedness and (v) that Sellers shall update exhibits to the agreements listed in Section 9.2(b). In the event immediately available federal funds are held in escrow under the Closing Escrow Agreement, (a) Purchaser shall be entitled to the interest earned on the portion of the Escrowed Purchase Price which will be paid to parties other than Sellers, and (b) Sellers shall be entitled to the interest on the remaining portion of the Escrowed Purchase Price. In the event immediately available federal funds are not held in escrow under the Closing Escrow Agreement Purchaser shall pay to Sellers at Closing an amount (the "Interest Factor") equal to the product of that portion of the Escrowed Purchase Price paid to Sellers at the Closing multiplied by an interest rate per annum equal to the six
     (6) month U.S. Treasury Bill rate published in the Wall Street Journal on the Escrow Closing Date for the number of days from the Escrow Closing Date through and including the Closing Date.

     11.  Defaults and Remedies.

          11.1 Sellers' Default.

               (a) Except as otherwise specifically provided herein, in the event that this Agreement is not terminated prior to the Escrow Closing Date and the Escrow Closing is not consummated due to default by Sellers under this Agreement, Purchaser shall have the election of one of the following remedies as Purchaser's sole and exclusive remedy hereunder at law or in equity: (i) to terminate this Agreement by giving written notice to Sellers, Deposit Escrow Agent, as the case may be, in which event the Deposit shall be returned to Purchaser by Deposit Escrow Agent after notification of such cancellation, and Sellers promptly shall pay to Purchaser $2,000,000 as liquidated damages and neither Sellers nor Purchaser shall have any further duties or obligations hereunder or (ii) to seek specific performance of Sellers' obligations under this Agreement in a court of competent jurisdiction.

               (b) After the Escrow Closing, in the event Sellers are in default under this Agreement or the Closing Escrow Agreement, Purchaser shall have the election of one of the following remedies as Purchaser's sole and exclusive remedy hereunder at law or in equity: (i) to terminate this Agreement by giving written notice to Sellers and Closing Escrow Agent in which event the Escrowed Purchase Price shall be returned to Purchaser by Closing Escrow Agent after notification of such cancellation, and Sellers shall promptly pay to Purchaser $3,000,000.00 as liquidated damages and up to an additional $500,000 as reimbursement of Purchaser's reasonable and documented out-of-pocket, third-party expenses incurred in connection herewith, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers ("Purchaser's Expenses"), and neither Sellers nor Purchaser shall have any further duties or obligations hereunder or (ii) to seek specific performance of Sellers' obligations under this Agreement and/or the Closing Escrow Agreement, as the case may be, in a court of competent jurisdiction.

          11.2 Purchaser's Default. In the event that this Agreement is not terminated prior to the Escrow Closing Date and the Escrow Closing is not consummated due to default by Purchaser under this Agreement, upon written notice from Sellers to Purchaser and Deposit Escrow Agent, this Agreement shall terminate, and Sellers shall be entitled to receive the Deposit as liquidated damages as the sole and exclusive remedy at law or in equity. After the Escrow Closing, in the event Purchaser is in default under this Agreement or the Closing Escrow Agreement, Sellers shall have the election of one of the following remedies as Sellers' sole and exclusive remedy hereunder at law or in equity: (i) to terminate this Agreement by giving written notice to Purchaser and Closing Escrow Agent, in which event Sellers shall be entitled to receive out of the Escrowed Purchase Price $3,000,000.00 as liquidated damages and up to an additional $500,000.00 for the reimbursement of Sellers' reasonable and documented out-of-pocket, third party costs and expenses incurred in connection herewith, including, without limitation, fees and disbursements of accountants, attorneys, proxy solicitors and investment bankers ("Sellers' Expenses"), Purchaser shall be entitled to receive the balance of the Escrowed Purchase Price, and neither Sellers nor Purchaser shall have any further duties or obligations hereunder or (ii) to seek specific performance of Purchaser's obligations under this Agreement and/or the Closing Escrow Agreement, as the case may be, in a court of competent jurisdiction.

     12.  Termination and Effect of Termination.

          12.1 Termination Prior to Escrow Closing. At any time prior to the Escrow Closing Date, this Agreement may be terminated as follows:

               (a) by mutual written consent of Purchaser and Sellers;

               (b) by Purchaser or Sellers if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase and sale of any of the Properties and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its reasonable efforts to appeal such order, decree, ruling or other action unless such order, decree, ruling or other action was against or with respect to the non-terminating party, in which event no such reasonable efforts shall be required;

               (c) by Purchaser upon (i) a material breach of a material representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or if any material representation or warranty of Sellers shall have become materially untrue, in either case, after written notice from Purchaser and a reasonable period to cure such breach (in any event not less than thirty (30) days and for such longer period as is reasonably required to so cure; provided, that Sellers have commenced such cure and are diligently pursuing the same), such that the condition set forth in Section 10.1(a) would be incapable of being satisfied by the Escrow Closing Date, (ii) delivery of a valid Notice of Material Concern which is not resolved by mutual agreement prior to the Escrow Closing Date or (iii) an event of bankruptcy, receivership or other similar event of any Seller or any filing with respect thereto;

               (d) by Sellers upon (i) a material breach of a material representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any material representation or warranty of Purchaser shall have become materially untrue, in either case, after written notice from Sellers and a reasonable period to cure such breach (in any event not less than thirty (30) days and for such longer period as is reasonably required to so cure; provided, that Purchaser has commenced such cure and is diligently pursuing the same), such that the conditions set forth in Section 10.2(a) would be incapable of being satisfied by the Escrow Closing Date or (ii) an event of bankruptcy, receivership or other similar event of Purchaser or any filing with respect thereto;

               (e) by Purchaser or Sellers, if the Board of Directors of RPI recommends to RPI's stockholders approval or acceptance of an Acquisition Proposal by a person other than Purchaser; or

               (f) by Purchaser if the debt rating of Wal-Mart is reduced to BBB or lower by Standard & Poor's Rating Group or their successors or to Baa3 or lower by Moody's Investors
     Service, Inc. or their successors.

          12.2 Effect of Termination prior to Escrow Closing.

               (a) In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect (except as otherwise expressly provided herein), without any liability on the part of any party hereto or its partners, affiliates, directors, trustees, holders of beneficial interest, officers or stockholders and all rights and obligations of any party hereto shall cease; provided, however, that the provisions of this
     Section 12.2 shall survive such termination. Except as otherwise provided in this Agreement, upon such termination, Deposit Escrow Agent shall promptly return the Deposit to Purchaser.

               (b)  If Purchaser terminates this Agreement pursuant to
     Section 12.1(c)(i) or Section 12.1(c)(iii), Purchaser shall be entitled to the remedy provided in Section 11.1(i). Any payment required by this subsection shall be payable by Sellers within three
     (3) Business Days after demand by Purchaser.

               (c)  If Sellers terminate this Agreement pursuant to
     Section 12.1(d), Sellers shall be entitled to receive the Deposit, together with interest thereon, if any.

               (d) If Purchaser or Sellers terminate this Agreement pursuant to Section 12.1(e), Sellers shall pay Purchaser $3,000,000.00 as liquidated damages which shall be deemed to include payment for all of Purchaser's Expenses, and this shall be Purchaser's sole and exclusive remedy under this Agreement, it being understood that Section 11.1 shall not apply, and Purchaser shall be entitled to any payment required under this subsection within three (3) Business Days after demand by Purchaser; provided, however, if this payment is made (either directly to Purchaser or in escrow as provided in Section 12.5 below) and Sellers and Purchaser subsequently enter into a new agreement for the purchase of the Properties, then the purchase price payable thereunder in the absence of this provision shall be increased in the amount of $3,000,000.00.

          12.3 Termination After Escrow Closing. After the Escrow Closing, this Agreement and the Closing Escrow Agreement may only be terminated for any one of the following reasons:

               (a) By mutual written agreement of Purchaser and Sellers.

               (b) By Purchaser or Sellers if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, restraining or otherwise prohibiting the delivery or recordation, as the case may be, of the documents deposited in escrow at the Escrow Closing and/or the payment to Sellers of the Escrowed Purchase Price and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate shall have used its reasonable efforts to appeal such order, decree, ruling or other action, unless such order, decree, ruling or other action was against or with respect to the non-terminating party, in which event no such reasonable efforts shall be required.

               (c) By Purchaser or Sellers if this Agreement and the transactions contemplated hereby shall have failed to receive the affirmative vote of the stockholders of RPI holding two-thirds in interest of the shares of RPI's common stock entitled to vote on such matter at a duly convened annual meeting of stockholders or a special meeting of stockholders duly convened for that purpose.

               (d)  By Purchaser if an event of bankruptcy,
     receivership or other similar event of any Seller occurs.

               (e)  By Sellers if an event of bankruptcy,
     receivership or other similar event of Purchaser occurs.

               (f) By Purchaser or Sellers, if the Board of Directors of RPI (i) does not recommend to the stockholders of RPI approval of this Agreement and the transactions contemplated hereby or withdraws any such recommendation or (ii) recommends to RPI's stockholders approval or acceptance of an Acquisition Proposal by a person other than Purchaser.

               (g) By Purchaser or Sellers if no vote of the stockholders of RPI has occurred on or before the Outside Date.

          12.4 Effect of Termination After Escrow Closing.

               (a) In the event of the termination of this Agreement pursuant to Section 12.3, this Agreement and the Closing Escrow Agreement shall forthwith terminate and become void and have no force or effect (except as otherwise expressly provided herein and therein), without any liability on the part of any parties hereto or their partners, affiliates, directors, trustees, holders of beneficial interest, officers, or stockholders and all rights and obligations of any party hereto shall cease; provided, however, that the provisions of this Section 12.4 shall survive such termination. Upon such termination, (i) the Closing Escrow Agent shall deliver the Escrowed Purchase Price together with all interest thereon to the Purchaser, (ii) the documents deposited in Escrow at the Closing Escrow shall be returned to the party which deposited the same (or shall be destroyed if executed by more than one party), (iii) the Management Agreement shall continue in full force and effect in accordance with the terms thereof and (iv) Sellers shall reimburse Purchaser for Lease Costs and Advances, as defined in the Management Agreement, as provided in the Management Agreement.

               (b) If Purchaser or Sellers terminate this Agreement pursuant to Section 12.3(c), then PaineWebber shall pay Purchaser (i) one-half of Purchaser's reasonable, documented, out-of-pocket, third party expenses but in no event shall PaineWebber be obligated to pay Purchaser more than $1,000,000.00 and (ii) (A) to the extent the Escrowed Purchase Price is held in immediately available funds as a result of Sellers' request that the Closing Escrow Agent draw on a letter of credit held under the Closing Escrow Agreement, the amount by which Purchaser's actual interest expense on such funds exceeds the interest actually earned on such amount, or (B) to the extent any portion of the Escrowed Purchase Price is held in immediately available funds as a result of Purchaser's election under Section 3.1(b), one-half of the amount by which Purchaser's actual interest expense on such funds exceeds the amount of interest actually earned on such amount up to a maximum of $500,000.00 and Purchaser shall have no further recourse against Sellers or PaineWebber at law or in equity, it being understood that Section 11.1 shall not apply. Any payment required under this subsection shall be payable by PaineWebber to Purchaser within three (3) Business Days after demand by Purchaser.

               (c)  If Purchaser terminates this Agreement pursuant to
     Section 12.3(d), Purchaser shall be entitled to the remedy described in Section 11.1(i). Any payment required under this subsection shall be payable by Sellers within three (3) Business Days after demand by Purchaser.

               (d)  If Sellers terminate this Agreement pursuant to
     Section 12.3(e), Sellers shall be entitled to the remedy described in the ultimate sentence of Section 11.2.

               (e) If Purchaser or Sellers terminate this Agreement pursuant to Section 12.3(f) and, in the event of termination pursuant to subsection (i) of such Section 12.3(f), RPI enters into a definitive purchase agreement (notwithstanding the fact that such agreement may be subject to contingencies and/or conditions, such as, by way of example and not limitation, a due diligence period and/or shareholder approval) with respect to an Acquisition Proposal by a person other than Purchaser at any time prior to six (6) months after the Outside Date, Sellers shall pay Purchaser $4,000,000.00 as liquidated damages which shall be deemed to include payment for all of Purchaser's Expenses, and this shall be Purchaser's sole and exclusive remedy at law or in equity under this Agreement, it being understood that Section 11.1 shall not apply, and Purchaser shall be entitled to any payment required under this subsection within three
     (3) Business Days after demand by Purchaser; provided, however, that, in the event of termination pursuant to Section 12.3(f)(i), Sellers shall not pay Purchaser and Purchaser shall not be entitled to any such liquidated damages in the event the Board of Directors of RPI reasonably determines that Purchaser is unlikely to be able to perform any of its material obligations under this Agreement in a timely manner (the "Fiduciary Standard") and provides an officer's certificate to Purchaser to that effect. Sellers shall have the burden of proof in a challenge by Purchaser that the Fiduciary Standard has not been met by RPI's Board of Directors. Purchaser and Sellers further agree that Purchaser's performance of its material obligations hereunder will be deemed not to be able to be timely performed unless Purchaser is able to perform its material obligations within fourteen (14) days after the meeting of the stockholders of RPI referenced in Section 8.5 hereof. Sellers shall have no obligation to postpone or otherwise reschedule such meeting of stockholders for any reason whatsoever in order to enable Purchaser to timely perform its obligations hereunder. In the event payment is made pursuant to this subsection 12.4(e) (either directly to Purchaser or in escrow as provided in Section 12.5 below), and Sellers and Purchaser subsequently enter into a new agreement for the purchase of the Properties, then the purchase price payable thereunder shall be increased in the amount of $4,000,000.00.

          12.5 Liquidated Damages.

               (a) The parties acknowledge and agree that the provisions for payment of Purchaser's Expenses and Sellers' Expenses and liquidated damages are included herein in order to induce each party to enter into this Agreement and to reimburse each respective party for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereto agree that the payment of Purchaser's Expenses and/or liquidated damages, as the case may be, by Sellers to Purchaser shall constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against Sellers with respect to this Agreement and the transactions contemplated hereby and shall constitute the only remedy at law or in equity to which Purchaser shall be entitled in connection therewith. The parties further agree that the receipt of the Deposit by Sellers and the payment of Sellers' Expenses by Purchaser to Sellers shall constitute liquidated damages with respect to any claim for damages or any other claim which Sellers would otherwise be entitled to assert against Purchasers with respect to this Agreement and the transactions contemplated hereby and shall constitute the only remedy at law or in equity to which Sellers shall be entitled in connection therewith. Except for nonpayment of the amounts set forth in this Section 12, the parties hereby agree that in no event shall either party seek or obtain any recovery or judgment against any of the other party's assets or against any of the other party's partners (or their constituent partners) or any director, officer, employee or shareholder of any of the foregoing. The parties hereby agree that in no event shall either party be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

               (b) In the event that Sellers are obligated to pay Purchaser the amounts set forth in subsections 12.2(b), 12.2(d), 12.4(b) or 12.4(e) (in each case, the "Liquidated Damage Amount"), Sellers shall pay to Purchaser an amount equal to the lesser of (i) the Liquidated Damage Amount or (ii) the sum of (A) the maximum amount that can be paid to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Purchaser's certified public accountants, plus (B) in the event Purchaser receives either (x) a letter from Purchaser's counsel indicating that Purchaser has received a ruling from the Internal Revenue Service (the "IRS") described in clauses (ii) or (iii) of the following paragraph, or (y) an opinion from Purchaser's counsel as described in clause (iv) of the following paragraph, an amount equal to the Liquidated Damage Amount less the amount payable under clause (A) above and the balance (the "Balance") shall be deposited in escrow in accordance with the next succeeding sentence. Sellers shall deposit into escrow an amount in immediately available federal funds equal to the Balance, with an escrow agent selected by Purchaser (reasonably acceptable to Sellers) and on such terms (subject to the terms of the following paragraph) as shall be agreed upon by Purchaser and the escrow agent. All payments by Sellers pursuant to this paragraph shall be made by wire transfer or bank check within three (3) Business Days after demand by Purchaser. Payment to the Purchaser of the Liquidated Damage Amount or deposit into escrow of an amount equal to the Liquidated Damage Amount, as the case may be, shall satisfy Sellers' obligations in full under the terms and conditions of this Section 12.5(b).

          The escrow agreement shall provide that the amount in escrow or any portion thereof shall not be released to Purchaser unless the escrow agent receives any one or combination of the following: (i) a letter from Purchaser's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, or a subsequent letter revising such amount, in which case the escrow agent shall release such amount to Purchaser, (ii) a letter from Purchaser's counsel indicating that Purchaser received a ruling from the IRS holding that the receipt by Purchaser of the Liquidated Damage Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Liquidated Damage Amount to Purchaser,
     (iii) a letter from Purchaser's counsel indicating that Purchaser received a ruling from the IRS holding that the receipt by Purchaser of the remaining balance of the Liquidated Damage Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (iv) an opinion of Purchaser's legal counsel to the effect that the receipt by Purchaser of the Liquidated Damage Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Liquidated Damage Amount to Purchaser. Sellers agree to amend this paragraph and the immediately preceding paragraph at the request of Purchaser in order (x) to maximize the portion of the Liquidated Damage Amount that may be distributed to Purchaser hereunder without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) to improve Purchaser's chances of securing a favorable ruling described in this Section 12.2(b), provided that no such amendment may result in any additional cost or expense to Sellers or prevent the liquidation of any Seller or cause any Seller to maintain or increase any reserves upon liquidation. The escrow agreement shall also provide that any portion of the Liquidated Damage Amount then held in escrow after the expiration of five (5) years from the date of such escrow shall be released by the escrow agent to Sellers, if then in existence, and if not then in existence, as directed by PaineWebber. Sellers shall not be a party (other than a contingent beneficiary) to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     13. Prorations and Adjustments at Escrow Closing. On the Escrow Closing Date, in addition to any adjustments expressly provided for in this Agreement, the following items relating to the Properties shall be adjusted or prorated between Purchaser and Sellers (without affecting the Escrowed Purchase Price). The provisions of Section 13 shall survive the Closing.

          13.1 Taxes and Assessments. All real and personal property taxes and assessments with respect to the Projects shall have been paid by Sellers (or Wal-Mart, or such other Anchor Tenant which is responsible for the direct payment thereof, as the case may be) through the fiscal year prior to the tax fiscal year in which the Escrow Closing Date occurs. With regard to real and personal property taxes and assessments for the tax fiscal year in which the Escrow Closing Date occurs, the parties agree that there will be proration of such taxes which are not paid directly by Wal-Mart or such other Anchor Tenant between Purchaser and Sellers at Escrow Closing, with Sellers liable for taxes for the tax fiscal year in which the Escrow Closing occurs up to the Escrow Closing Date and if the Closing occurs, Purchaser liable for such taxes on and after the Escrow Closing Date. If tax assessments for the tax fiscal year during which the Escrow Closing Date occurs are not then finally determined, then the tax figures for the immediately preceding tax fiscal year shall be used for the purposes of prorating taxes on the Escrow Closing Date and within ten (10) Business Days after receipt of information setting forth the actual taxes for the tax fiscal year in which the Escrow Closing occurs, Purchaser and Seller shall further adjust for the taxes.

          13.2 Rents. Sellers and Purchaser shall prorate at Escrow Closing all base or fixed rents ("Basic Rents") and any escalations or pass through of operating and other similar expenses ("Additional Rents") received from all tenants and occupants of the Properties as of the Escrow Closing Date.

          Amounts payable by tenants and occupants of the Properties relating to sales made or gross receipts realized during the year in which the Escrow Closing Date occurs ("Percentage Rents") shall not be adjusted for at Escrow Closing but rather shall be adjusted within thirty (30) days of receipt of such amounts from the applicable tenants of the Projects. Percentage Rent shall be adjusted as of the Escrow Closing Date based on the number of days of ownership.

          All Basic Rents, Additional Rents and Percentage Rents uncollected as of the Escrow Closing Date and owed by tenants or occupants of the Properties on the Escrow Closing Date for any period during the three (3) months immediately preceding the Escrow Closing Date (collectively, the "Past Due Rent") or any monies due under promissory notes for aged receivables, shall be reimbursed to Sellers by Purchaser following Purchaser's collection of such Past Due Rents or any monies due under promissory notes for aged receivables, provided that all Basic Rents, Additional Rents and Percentage Rents collected by Purchaser shall be applied first to the month in which the Escrow Closing occurs, then to the current rents due and finally to Past Due Rent. All Additional Rents collected by Purchaser on an annual basis shall be applied first to the year in which the Escrow Closing occurs then to Past Due Rent. Purchaser shall use reasonable efforts to collect such Past Due Rent or any monies due under promissory notes for aged receivables in the usual course of operation of the Properties, and any such uncollected Past Due Rent or any monies due under promissory notes for aged receivables collected by Purchaser after the Closing shall be paid to Sellers within ten (10) Business Days following the end of the month in which collection thereof occurred, after deducting the reasonable expenses incurred in connection with the collection thereof.

          Sellers shall retain all rights relating to all past due Basic Rents, Additional Rents and Percentage Rents owed by non-occupants of the Properties on the Escrow Closing Date for any period prior to the Escrow Closing Date (including the right to collect such rents and charges), and there shall be no proration of the same as between Sellers and Purchaser.

          13.3 Security Deposits. Sellers shall deposit, in segregated accounts established under the Management Agreement, the amount of any and all deposits paid to Sellers by tenants of the Properties, including without limitation, all rental, security, cleaning, utility, key, damage and other deposits, together with interest thereon which is due to any tenant of the Properties under the provisions of its lease or applicable law.

          13.4 Utilities. Charges for water, electricity, sewer, gas, telephone and all other utilities shall be apportioned between Purchaser and Sellers (without adjustment to the Escrowed Purchase Price) as of the Escrow Closing Date based on meter readings, if reasonably available, or, if not so available on a per diem, based upon the bill therefor for the month immediately preceding the month in which the Escrow Closing Date occurs with an appropriate adjustment, if necessary once the actual bill is received. All such utility adjustments shall be effectuated under the Management Agreement.

          13.5 Other Income and Expenses. All other income and ordinary operating expenses of the Projects, including without limitation, interest and amortization under Existing Indebtedness, public utility charges to the extent not adjusted pursuant to Section 13.4 above, maintenance, interest and principal on the Existing Indebtedness accruing on and after the Escrow Closing Date and other service charges, shall be prorated at the Escrow Closing effective as of the Escrow Closing Date (without adjustment of the Escrowed Purchase Price).

          13.6 Closing Costs. As a material part of the consideration hereunder, as part of the Escrowed Purchased Price, Purchaser shall be responsible for the payment of any and all assumption fees, consent fees, mortgage taxes, and any and all other costs and expenses which may be due in connection with the acquisition of the Properties subject to the Assumed Indebtedness. In addition, Purchaser shall be responsible for the payment of any and all prepayment fees due under the Prepaid Indebtedness. Sellers shall pay transfer taxes and any other taxes imposed by the jurisdictions in which the Properties are located as a result of the transfers of title to the Properties from Sellers to Purchaser, and the amount thereof shall, at Closing, at Sellers' option, either be paid by Sellers to the Closing Escrow Agent or deducted from the Escrowed Purchase Price and paid by Purchaser.

          13.7 Payments during Escrow Period. Income of the Projects received from and after the Escrow Closing Date and expenses of the Projects incurred from and after the Escrow Closing shall be allocated between Sellers and Purchaser as set forth in the Management Agreement.

          13.8 Closing. Upon satisfaction of the conditions to Closing contained in Section 10.3 above, the Closing Escrow Agent shall disburse funds held in escrow in accordance with this Agreement and the Closing Escrow Agreement and shall distribute all documents in accordance with the Closing Escrow Agreement and, if applicable, this Agreement. Except as otherwise provided herein or in the Management Agreement, there shall be no other adjustments. The Closing Escrow Agreement shall provide that the Escrowed Purchase Price, together with any additional payments required under this
     Section 13.8, shall be disbursed (i) to satisfy the Prepaid Indebtedness and the closing costs referenced in Section 13.6, and
     (ii) the balance, together with all interest earned, if any, on the Escrowed Purchase Price from the Escrow Closing Date through the date the same is disbursed to Sellers, shall be disbursed to Sellers. Notwithstanding the previous sentence, in the event the Manager reasonably disputes the incentive management fee payable pursuant to Section 6E of the Management Agreement, the amount in dispute (the "Holdback Amount") shall be withheld from the amounts paid to Sellers and shall be held in escrow by the Closing Escrow Agent pursuant to the Closing Escrow Agreement. The Holdback Amount shall be disbursed as directed by mutual agreement of Purchaser and Sellers unless Purchaser and Sellers are unable to so agree on such disbursement within thirty (30) days after the Closing, in which case Closing Escrow Agent shall deposit the Holdback Amount with a court of competent jurisdiction to be thereafter disbursed as directed by such court.

          13.9 Post Closing Adjustment. Notwithstanding the provisions of this Section 13 to the contrary, Sellers and Purchaser agree on or before February 15, 1997 to adjust any amounts required to be adjusted pursuant to this Section 13 which were not previously adjusted.

     14. Fees and Commissions. Purchaser has engaged Bear and Pearson as its financial advisers in connection with this Agreement, and Purchaser shall be solely responsible for the fees and expenses of Bear and Pearson. Sellers have engaged Lehman as their financial adviser, and Sellers shall be solely responsible for the fees and expenses of Lehman. Purchaser hereby represents and warrants to each Seller that Purchaser has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with the transactions contemplated by this Agreement (other than Bear, Pearson and Lehman). Purchaser further represents and warrants that it has not taken any action other than the execution and delivery of this Agreement which could, if any Seller has an exclusive agreement to sell the Properties result in any such fees or commissions being payable; provided, however, that Purchaser has no knowledge of any such agreement. Purchaser hereby indemnifies and agrees to hold harmless each Seller from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees and court costs) due to Bear or Pearson or which arise as a result of a breach of the representation and warranty made by Purchaser herein. Sellers hereby represent and warrant to Purchaser that Sellers have not contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with the transactions contemplated by this Agreement (other than Bear and Lehman), and that they have not taken any action which would result in any real estate brokers, finders or other fees or commissions being due or payable to any other party with respect to the transactions contemplated hereby.
Sellers hereby indemnify and agree to hold harmless Purchaser from any loss, liability, damage, cost or expense (including reasonable attorneys' fees and court costs) due to Lehman or which arise as a result of a breach of a representation and warranty made by Seller herein. The indemnities set forth in this Sections 13 and 14 shall survive the Closing.

     15. Survival of Provisions. Sections 7.4, 7.5 and 12.4 of this Agreement survive termination of this Agreement or the Escrow Closing Date, as applicable. Section 12.2 of this Agreement survives termination of this Agreement prior to the Escrow Closing Date. Section 6.2 of this Agreement survives the Escrow Closing Date through the Indemnification Cut-Off Date, and Section 14 of this Agreement survive the Closing.

     16. Notices. Any notice permitted or required hereunder shall be in writing and shall be sent either by United States Mail, certified with return receipt requested, postage prepaid, properly addressed, by hand delivery, or by reputable overnight courier service and shall be deemed given upon receipt or refusal to accept receipt, in each case, addressed:

     To Purchaser:            Glimcher Realty Trust
                              20 South Third Street
                              Columbus, Ohio 43215
                              Attn: Herbert Glimcher, Chairman
                              Fred A. Zantello

     Copies to:               Robinson Silverman
                              Pearce Aronsohn & Berman LLP
                              1290 Avenue of the Americas
			      New York, New York  10104
                              Attn: Alan S. Pearce, Esq.

     To Sellers:              Retail Property Investors, Inc.
                              PaineWebber Properties Incorporated
                              265 Franklin Street, 16th Floor
                              Boston, Massachusetts  02110
                              Attn: Lawrence A. Cohen, President and CEO

     Copies to:               Goodwin, Procter & Hoar
                              Exchange Place
                              Boston MA 02109
                              Attn: Gilbert G. Menna, P.C.

                              Campbell & Riggs
                              1980 Post Oak Boulevard
                              Suite 2300
                              Houston, Texas  77056
                              Attn:  Carole R. Riggs, Esq.

     To PaineWebber:          PaineWebber Incorporated
                              1285 Avenue of the Americas
                              New York, New York 10019
                              Attn: Terrence E. Fancher,
                                     Managing Director

     Copies to:               Fried, Frank, Harris, Shriver &
                                Jacobson
                              1001 Pennsylvania Avenue, NW
                              Suite 800
                              Washington, DC 20004
                              Attn:  Matt T. Morley, Esq.

     Any party by written notice to the other parties hereto may designate a new or different address for receipt of subsequent notices.

     17. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York (without regard to the conflict of laws provisions thereof) and the applicable federal laws of the United States of America and such laws shall govern the validity, construction, enforcement, and interpretation of this Agreement.

     18. Attorneys' Fees. Any party to this Agreement who is the prevailing party in any legal proceeding against any other party to this Agreement brought under or in relation to this Agreement or transaction shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

     19. Construction. The parties acknowledge that each party and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other documents evidencing the consummation of the transactions described herein, or any amendments, annexes or exhibits hereto or thereto.

     20. No Third-Party Beneficiaries. This Agreement shall, subject to the limitations on assignability herein set forth, inure to the benefit of the parties hereto and their successors and assigns. No agreement herein contained shall inure to the benefit of any person or entity not a party to this Agreement except any assignee of any party hereto pursuant to a written assignment permitted by the terms of this Agreement.

     21. No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of all the other parties hereto, and any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement prior to the Escrow Closing Date without Sellers' consent to any entities wholly owned, directly or indirectly, by Purchaser provided notice thereof is given to Sellers prior to the Escrow Closing Date. In addition, Purchaser may designate one or more such entities to acquire title to any of the Properties by notice to Sellers prior to the Escrow Closing Date. In either such event, Purchaser shall remain primarily liable for all obligations hereunder including those that survive the termination of the Agreement or Closing.

     22. Deposit or Escrowed Purchase Price. In the event any party hereto becomes entitled to the Deposit or a portion of the Escrowed Purchase Price, as the case may be, in accordance with the terms of this Agreement and any other party hereto (or representatives for the other party) fails or refuses to deliver an instruction letter to the Deposit Escrow Agent or the Closing Escrow Agent, as the case may be, directing a disbursement of the Deposit or a portion of the Escrowed Purchase Price, as the case may be, after written request from the party entitled thereto, such escrow agent may deliver the Deposit or such portion of the Escrowed Purchase Price, as the case may be, into a court of competent jurisdiction in an interpleader action, and the prevailing party in such interpleader action, as well as such escrow agent as the interpleading party, shall be entitled to a reimbursement of court costs and reasonable attorneys' fees incurred in connection with such action from the non-prevailing party, upon the final order of the court with appropriate jurisdiction stating that such other party is entitled to a disbursement of the Deposit or a portion of the Escrowed Purchase Price, as the case may be.

     23. Entire Agreement. This Agreement, the Deposit Escrow Agreement and any letter agreements entered into contemporaneously with this Agreement, including the Schedules and Exhibits attached hereto, and the Confidentiality Agreement embody the entire agreement between the parties with regard to the subject matter hereof and cannot be varied except by the written agreement of the parties.

     24. Publicity. RPI currently intends on issuing a press release on or after the Effective Date in the form of Schedule 24(a) attached hereto. Purchaser currently intends on issuing a press release on or after the Effective Date in the form of Schedule 24(b) attached hereto. Purchaser and Sellers shall thereafter consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be legally necessary for securities filings, or as required by law or the rules of any applicable stock exchange if it has used its reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. Except with regard to any press release issued pursuant hereto, Purchaser and Sellers shall keep confidential all negotiations and terms regarding this Agreement and the transactions contemplated hereunder (including the existence hereof), except as legally necessary for securities filings, compliance with the rules and regulations of any applicable stock exchange and reporting, legal, accounting and financing purposes. In the event this Agreement is terminated prior to the Closing, Purchaser agrees to return to Sellers all information and documents provided to Purchaser by Sellers under this Agreement and, to the extent Sellers reimburse Purchaser for costs incurred in connection with Purchaser's due diligence, to furnish Sellers copies of all reports, appraisals and memoranda obtained or created by Purchaser or Purchaser's agents in connection with Purchaser's due diligence investigation of the Properties; provided, however, that if Sellers terminate this Agreement because of Purchaser's default, Sellers shall not be required to reimburse Purchaser for such costs.

     25. Regulatory Filings. Purchaser and Sellers shall also use all reasonable efforts to cooperate with one another in (i) determining the filings which are required to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (ii) timely making all such filings and timely seeking and obtaining all such consents, approvals, permits or authorizations and (iii) providing all information necessary for Sellers' preparation and filing of any reports which may be required by the Exchange Act, except that Purchaser shall only be required to provide information regarding itself.

     26. Exculpation. (a) This Agreement and all documents, agreements, understandings and arrangements relating to the transactions contemplated hereby have been or will be executed or entered into on behalf of Purchaser by the undersigned, in his capacity as an officer or trustee of Purchaser, which has been formed as a Maryland real estate investment trust, pursuant to a Declaration of Trust of Purchaser dated as of September 1, 1993, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Sellers shall look solely to the assets of Purchaser for satisfaction of any liability of Purchaser in respect hereof, and all documents, agreements, understandings and arrangements relating hereto, and will not seek recourse or commence any action against any of the trustees, officers or shareholders of Purchaser or any of their personal assets for the performance or payment of any obligation of Purchaser hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions hereunder between Purchaser and Sellers and/or PaineWebber.

          (b) This Agreement and all documents, agreements, understandings and arrangements relating to the transactions contemplated hereby have been or will be executed or entered into on behalf of each of the Sellers and of PaineWebber by the undersigned, in their respective capacities as an officer of such Seller and PaineWebber and not individually, and neither the trustees, partners, directors, officers nor shareholders of any of the Sellers or PaineWebber shall be bound or have any personal liability hereunder or thereafter. Purchaser shall look solely to the assets of Sellers, and in certain express instances set forth herein, of PaineWebber, for satisfaction of any liability of Sellers or PaineWebber in respect hereof, and all documents, agreements, understandings and arrangements relating hereto, and will not seek recourse or commence any action against any of the trustees, partners, directors, officers or shareholders of any of the Sellers or PaineWebber or any of their personal assets for the performance or payment of any obligation of any of the Sellers or PaineWebber hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions hereunder between Purchaser and Sellers and/or PaineWebber.

     27. Liability of Sellers. Except as otherwise set forth herein, the obligations of Sellers hereunder shall be joint and several, and Purchaser may pursue any one or more Sellers without pursuing all Sellers to obtain the remedies set forth herein; provided that such remedies shall not be cumulative.

     IN WITNESS WHEREOF, the undersigned have executed this Purchase and Sale Agreement as of the Effective Date.


                              GLIMCHER REALTY TRUST



                              By:/s/ Herbert Glimcher
                                 --------------------------
                                Name: Herbert Glimcher
                                Title:   Chairman

                              RETAIL PROPERTY INVESTORS, INC.


                              By: /s/ Lawrence A. Cohen
                                -------------------------------
                                Name:  Lawrence A. Cohen
                                Title:  Chief Executive Officer and
                                        President

                              PAINEWEBBER RETAIL PROPERTY
                                INVESTMENTS, LTD.

                              By: Retail Property Investors, Inc.,
                                  General Partner


                                By: /s/ Lawrence A. Cohen
                                    -----------------------------
                                   Name:  Lawrence A. Cohen
                                   Title: Chief Executive Officer and
                                             President

                              PAINEWEBBER RETAIL PROPERTY
                                INVESTMENTS JOINT VENTURE

                              By:  Retail Property Investors, Inc.,
                                   a Venturer thereof


                                By: /s/ Lawrence A. Cohen
                                    -----------------------------
                                   Name:  Lawrence A. Cohen
                                   Title:  Chief Executive Officer and
                                   President

                              By:  PaineWebber Properties Incorporated,
                                   a Venturer thereof


                                By: /s/ Lawrence A. Cohen
                                   ---------------------------------
                                   Name:  Lawrence A. Cohen
                                   Title:  Chief Executive Officer and
                                             President

                              PAINEWEBBER COLLEGE PLAZA, L.P.

                                By:   Retail Property Investors, Inc.,
                                    General Partner


                                By: /s/ Lawrence A. Cohen
                                    -------------------------------
                                  Name:  Lawrence A. Cohen
                                  Title:  Chief Executive Officer and
                                            President


                              PAINEWEBBER MARION TOWNE, L.P.

                              By: Retail Property Investors, Inc.,
                                   General Partner


                                By:  /s/ Lawrence A. Cohen
                                    ----------------------------
                                  Name:  Lawrence A. Cohen
                                  Title:  Chief Executive Officer and
                                            President


     The undersigned hereby executes, delivers and joins in this Agreement for the sole purpose of binding itself to Purchaser with respect to the undersigned's obligations set forth in the provisions of Sections 6, 8.4(a) and 12.4(b) of this Agreement.

                              PAINEWEBBER INCORPORATED


                              By:/s/ Terrence E. Fancher
                                  -----------------------------
                                Name:  Terrence E. Fancher
                                Title:  Managing Director



     The undersigned Deposit Escrow Agent executes this
Agreement for the sole purpose of (a) acknowledging receipt of the Deposit and a fully-executed copy of this Agreement and (b) agreeing to hold the Deposit in accordance with the terms and conditions hereof and of the Deposit Escrow
Agreement.



LAWYERS TITLE INSURANCE
CORPORATION


By: /s/ Michael T. Bebon
    --------------------------
  Name: Michael T. Bebon
  Title: Vice President

  Date: March 12, 1996